EXHIBIT 99(e)




                     CONTRIBUTION AND ASSUMPTION AGREEMENT

                                     dated

                               OCTOBER 31, 1997

                                    between

                          LOCKHEED MARTIN CORPORATION

                                      and

                                 LMT SUB INC.


                              TABLE OF CONTENTS


                                                                      Page

                             ARTICLE 1
                            Definitions

Section 1.01.  Definitions.............................................2

                             ARTICLE 2
                       Transactions at Closing

Section 2.01.  Contribution of the Transferred Assets and Assumption
                  of the Assumed Liabilities...........................2
Section 2.02.  Contribution of the LM Cash Contribution
                  Amount...............................................2
Section 2.03.  Issuance of Company Capital Stock.......................2
Section 2.04.  Contribution Closing....................................3
Section 2.05.  LM Estimate of Net Worth; Closing Balance
                  Sheets...............................................3
Section 2.06.  Adjustments to LM Cash Contribution Amount..............5
Section 2.07.  Excluded Liabilities....................................7
Section 2.08.  License to Intellectual Property Rights.................7
Section 2.09.  Delivery of Transfer Documents..........................8
Section 2.10.  Assignment of Contracts and Rights......................8
Section 2.11.  Conduct of the Businesses on the Closing Date...........9

                             ARTICLE 3
                  Representations and Warranties of LM

Section 3.01.  Representations and Warranties of LM...................10

                             ARTICLE 4
                      Covenants of the Parties

Section 4.01.  Conduct of the Businesses Until the Closing............10
Section 4.02.  Confidentiality........................................11
Section 4.03.  Retention of Assets....................................11
Section 4.04.  Change of Lockbox Accounts.............................12
Section 4.05.  Maintenance and Enforcement of Insurance
                  Policies............................................12
Section 4.06.  Transitional Services Agreement........................14
Section 4.07.  Thrust Reverser Business...............................14
Section 4.08.  Agreement with Sun.....................................16
Section 4.09.  Loan...................................................16
Section 4.10.  Protection of Businesses; Non-Solicitation.............16
Section 4.11.  Baltimore Facility Lease...............................18
Section 4.12.  Pratt and Whitney Claims...............................18
Section 4.13.  Certain LM Arrangements................................19
Section 4.14.  Customer Introductions.................................20
Section 4.15.  Financial Support Arrangements.........................20
Section 4.16.  No Inconsistent Positions..............................22
Section 4.17.  Equity Securities......................................22
Section 4.18.  Certain Contribution...................................22

                             ARTICLE 5
                            Tax Matters

Section 5.01.  Tax Matters............................................23

                             ARTICLE 6
              Employment and Employee Benefit Matters

Section 6.01.  Employment and Employee Benefit Matters................23

                             ARTICLE 7
                      Survival; Indemnification

Section 7.01.  Survival...............................................23
Section 7.02.  Indemnification........................................24
Section 7.03.  Indemnification of Company by LM for Certain Assumed
                  Liabilities.........................................25
Section 7.04.  Procedures for Third Party Claims......................26
Section 7.05.  Procedures for Direct Claims...........................30
Section 7.06.  Indemnification of the Company by LM for Certain Product
                  Matters.............................................30

                             ARTICLE 8
                           Miscellaneous

Section 8.01.  Miscellaneous..........................................32
Section 8.02.  Termination............................................32


                             EXHIBITS

Exhibit I            --    Definitions
Exhibit II           --    Representations and Warranties of LM
Exhibit III          --    Tax Matters
Exhibit IV           --    Employment and Employee Benefit Matters


                             ATTACHMENTS

Attachment A         --    [Intentionally Omitted]
Attachment B         --    Terms for Technical Consulting Agreement
Attachment C         --    Terms for Loan(s)
Attachment D         --    Terms for Baltimore Facility Lease
Attachment E         --    Terms and Conditions of Company Preferred Stock
Attachment F         --    Form of Tax Assurance Agreement
Attachment G         --    Balance Sheets



                       CONTRIBUTION DISCLOSURE SCHEDULE


Section 4.13         --    Certain LM Arrangements

Section I.01         --    LM Knowledge Standard

Section II.03        --    Government Authorization
Section II.04        --    Noncontravention
Section II.05        --    Ownership of the Equity Securities; Access Graphics
                           Foreign Subsidiaries
Section II.06        --    Consents
Section II.08        --    Absence of Certain Changes
Section II.09        --    Sufficiency of and Title to the Transferred Assets
Section II.10        --    No Undisclosed Material Liabilities
Section II.11        --    Litigation; Contract-Related Matters
Section II.12        --    Material Contracts and Bids; Backlog
Section II.15        --    Environmental Compliance
Section II.16        --    Compliance with Laws
Section II.17        --    Government Contracts
Section II.18        --    Intellectual Property

Section III.02       --    Tax Matters

Section IV.02        --    ERISA Representations
Section IV.03        --    Employees and Offers of Employment

                     CONTRIBUTION AND ASSUMPTION AGREEMENT


               This Agreement is made this 31st day of October, 1997, between Lockheed Martin Corporation, a Maryland corporation and the parent corporation of the Company ("LM"), and LMT Sub Inc., a Delaware corporation (the "Company"), with reference to the following background.

             A. Simultaneously with the execution of this Agreement, General Electric Company, a New York corporation ("GE"), GE Investments, Inc., a Nevada corporation ("GEII"), GE Government Services, Inc., a Delaware corporation ("GEGS"), Client Business Services, Inc., a Delaware corporation ("CBSI", and together with GE, GEII and GEGS, the "GE Entities"), LM and the Company are entering into an Exchange Agreement dated October 31, 1997 (the "Exchange Agreement") pursuant to which LM desires to exchange with the GE Entities, and the GE Entities desire to exchange with LM, all of the outstanding capital stock of the Company for all of the preferred stock (or common stock or a combination thereof) of LM owned by the GE Entities (the "Exchange").

             B. LM, among other things, directly and through the Transferor Subsidiaries, conducts the Thrust Reverser Business and the Access Graphics Business (each, a "Business" and together, the "Businesses").

             C. Under the Exchange Agreement, it is a condition precedent to the obligations of the GE Entities to consummate the Exchange that LM contribute all of the assets used or held for use primarily in the conduct of the Businesses (other than the Excluded Assets), the Equity Securities and an amount in cash to the Company, and the Company assume certain liabilities associated with the Businesses.

             D. Upon the terms and subject to the conditions of this Agreement, LM desires to, or desires to cause the Transferor Subsidiaries to, contribute all of the assets used or held for use primarily in the conduct of the Businesses (other than the Excluded Assets), the Equity Securities and an amount in cash to the Company, and the Company desires to assume certain liabilities associated with the Businesses.

             E. LM and the Company are entering into this Agreement and the Exchange Agreement as a plan of reorganization intended to qualify under
Section 368(a)(1)(D) of the Code.

             F. LM and the Company intend that each of the various steps of the Internal Restructuring will be tax-free either as a reorganization qualifying under Section 368(a)(1) of the Code, a liquidation qualifying under Section 332(a) of the Code, or a transfer qualifying under Section 351(a) of the Code.

             NOW, THEREFORE, the parties agree as follows:




                                   ARTICLE 1
                                  Definitions

             Section 1.01. Definitions. Defined terms used in this Agreement shall have the meanings specified in this Agreement or in Exhibit I.


                                   ARTICLE 2
                            Transactions at Closing

             Section 2.01. Contribution of the Transferred Assets and Assumption of the Assumed Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Contribution Closing (i) LM agrees to, or will cause the Transferor Subsidiaries to, transfer, assign and deliver to the Company all of the right, title and interest of LM and the Transferor Subsidiaries in, to and under the Transferred Assets as further described in Section 2.04 below, and (ii) the Company agrees to accept all of the right, title and interest of LM and the Transferor Subsidiaries in, to and under all of such Transferred Assets, and the Company agrees to assume, pay, perform and discharge promptly and in full when due, all of the Assumed Liabilities (clauses (i) and (ii) and the Cash Contribution, collectively, the "Contribution and Assumption").

             (b) LM and the Company agree that the aggregate fair market value of the Businesses is not less than $771,300,000 (before giving effect to the adjustments contemplated by Section 2.06).

             Section 2.02. Contribution of the LM Cash Contribution Amount. Upon the terms and subject to the conditions set forth in this Agreement, at the Contribution Closing LM agrees to contribute the LM Cash Contribution Amount to the Company (the "Cash Contribution").

             Section 2.03. Issuance of Company Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Contribution Closing and in consideration for the Contribution and Assumption, the Company agrees to issue to LM an appropriate number of shares of Company Common Stock and the number of shares of Company Preferred Stock determined under Section 2.01(b) of the Exchange Agreement.

             Section 2.04. Contribution Closing. The closing (the "Contribution Closing") of the Contribution and Assumption shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on the same day as, but immediately prior to, the closing of the Exchange (the "Closing"). The parties agree that at the Contribution Closing:

             (a) (i) LM shall transfer, assign and deliver, or cause the Transferor Subsidiaries to transfer, assign and deliver, to the Company all of the right, title and interest of LM and the Transferor Subsidiaries in, to and under the Transferred Assets, in the case of the Transferred Assets (other than the Equity Securities and the capital stock of the Access Graphics Foreign Subsidiaries), free and clear of all Liens other than Permitted Liens and, in the case of the Equity Securities and the capital stock of the Access Graphics Foreign Subsidiaries, as described in Section 2.04(b), and (ii) the Company shall assume and pay, perform and discharge promptly and in full when due all of the Assumed Liabilities.

             (b) LM shall deliver to the Company (i) certificates for the Equity Securities to be delivered by LM pursuant to this Agreement and (ii) certificates for all of the issued and outstanding capital stock of each of the Access Graphics Foreign Subsidiaries, in each case, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction (other than limitations on offers and sales under foreign, federal and state securities laws), duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

             (c) LM shall deliver to the Company the LM Cash Contribution Amount in immediately available funds by wire transfer to an account of the Company at a bank designated in writing by the Company at least two Business Days prior to the Contribution Closing.

             (d) The Company shall issue to LM an appropriate number of shares of Company Common Stock and the number of shares of Company Preferred Stock determined under Section 2.01(b) of the Exchange Agreement, in such denominations as LM shall designate in writing to the Company not less than two Business Days prior to the Contribution Closing.

              Section 2.05.  LM Estimate of Net Worth; Closing Balance Sheets.
(a) Not less than three Business Days prior to the Closing Date, LM will deliver to GE LM's calculations of the Estimate of Thrust Reverser Closing Net Worth and the Estimate of Access Graphics Closing Net Worth.

             (b) As promptly as practicable, but no later than 60 days after the Closing Date, the Company (with the assistance of LM to the extent requested by the Company) will cause to be prepared and delivered to LM the Closing Balance Sheets (as defined below) and certificates based on the Closing Balance Sheets setting forth the Company's calculations of Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth. The Closing Balance Sheets (the "Closing Balance Sheets") will consist of
(i) a balance sheet of the Transferred Assets and Assumed Liabilities of the Thrust Reverser Business as of the close of business on the Closing Date (the "Thrust Reverser Closing Balance Sheet") and (ii) a balance sheet of the Transferred Assets and Assumed Liabilities of the Access Graphics Business as of the close of business on the Closing Date (the "Access Graphics Closing Balance Sheet") and, in each case, will present fairly, in all material respects, the financial position of the Transferred Assets and Assumed Liabilities of each of the Businesses as of the close of business on the Closing Date in conformity and on a basis consistent with the Transaction Accounting Principles, and include line items substantially consistent with those in the Thrust Reverser Balance Sheet and the Access Graphics Balance Sheet, as the case may be. Without limiting the generality of the foregoing, assets not constituting Transferred Assets, liabilities not constituting Assumed Liabilities, the Equity Securities and the LM Cash Contribution Amount shall be excluded from the calculations of Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth. Notwithstanding anything in the foregoing to the contrary, the Closing Balance Sheets shall reflect, and the Balance Sheets shall be adjusted to reflect, the actual amount of any deferred tax asset or liability. In addition, if in connection with the preparation of the Closing Balance Sheets or the calculations of Thrust Reverser Closing Net Worth or Access Graphics Closing Net Worth, any errors are discovered that affect the value of the Transferred Assets or the amount of Assumed Liabilities set forth on the Balance Sheets, except as otherwise provided in the Transaction Accounting Principles and in Section 7.08 of the Exchange Agreement, the Balance Sheets shall be adjusted to correct for the effect of such errors.

             (c) If LM disagrees with the Company's calculation of Thrust Reverser Closing Net Worth or Access Graphics Closing Net Worth delivered pursuant to Section 2.05(b) or with any assertion by the Company that there were errors that affect the value of the Transferred Assets or the amount of the Assumed Liabilities set forth on the Balance Sheets, LM may, within 30 days after delivery of the documents referred to in Section 2.05(b), deliver a notice to the Company disagreeing with the Company's calculation of Thrust Reverser Closing Net Worth or Access Graphics Closing Net Worth or any such asserted errors. Any such notice of disagreement shall specify those items or amounts as to which LM disagrees, and LM shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheets and the Company's calculations of Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth delivered pursuant to
Section 2.05(b).

             (d) If a notice of disagreement shall be duly delivered pursuant to Section 2.05(c), the Company and LM shall, during the 30 days following such delivery, consult with each other to determine if any such disputed items or amounts may be resolved to the mutual written satisfaction of the Company and LM in order to determine Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth. If any such disputed items or amounts shall not have been resolved to the mutual written satisfaction of the Company and LM within such 30-day period, the Company and LM shall promptly thereafter retain a nationally recognized accounting firm (the "Accounting Referee") other than KPMG Peat Marwick LLP or Ernst & Young LLP to promptly review this Agreement and the disputed items or amounts. In resolving any such disputed items or making any calculation of Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth, the Accounting Referee shall consider only those items or amounts in the Balance Sheets or the Closing Balance Sheets or the Company's calculations of Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth as to which LM has disagreed and, in considering such items and amounts, shall apply the Transaction Accounting Principles and Section 7.08 of the Exchange Agreement. The Accounting Referee shall deliver to the Company and LM, as promptly as practicable, a report setting forth each such determination and such calculation. Such report shall be final and binding upon the Company and LM. The cost of such review and report shall be borne equally by the Company and LM.

             (e) The Company and LM agree that they will, and, to the extent reasonably required, will cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheets and the calculation of Closing Net Worth and in the conduct of the matters referred to in this Section 2.05, including, without limitation, except as may be deemed appropriate to ensure compliance with any Applicable Laws (including, without limitation, any requirements with respect to security clearances) and subject to any applicable privileges (including, without limitation, the attorney-client privilege), making available to the extent reasonably required, the books, records and work papers of the internal and external accountants and personnel of the Company and LM and, to the extent appropriate, their Affiliates.

             Section 2.06. Adjustments to LM Cash Contribution Amount. (a) The LM Cash Contribution Amount shall be subject to adjustment as follows:

                  (i) Thrust Reverser. If Thrust Reverser Closing Net Worth, as finally determined pursuant to Section 2.05, is less than the Estimate of Thrust Reverser Closing Net Worth, then LM shall pay to the Company as an adjustment to the LM Cash Contribution Amount, in the manner provided in Section 2.06(b), an amount equal to the sum of (A) the amount of such difference plus (B) an amount computed in the manner of interest as described in Section 2.06(c) on the amount referred to in clause (A) above. If Thrust Reverser Closing Net Worth, as finally determined pursuant to Section 2.05, is greater than the Estimate of Thrust Reverser Closing Net Worth, then the Company shall pay to LM as an adjustment to the LM Cash Contribution Amount, in the manner provided in Section 2.06(b), an amount equal to the sum of (C) the amount of such difference plus (D) an amount computed in the manner of interest as described in Section 2.06(c) on the amount referred to in clause (C).

                  (ii) Access Graphics. If Access Graphics Closing Net Worth, as finally determined pursuant to Section 2.05, is less than the Estimate of Access Graphics Closing Net Worth, then LM shall pay to the Company as an adjustment to the LM Cash Contribution Amount, in the manner provided in Section 2.06(b), an amount equal to the sum of (E) the amount of such difference plus (F) an amount computed in the manner of interest as described in Section 2.06(c) on the amount referred to in clause (E). If Access Graphics Closing Net Worth, as finally determined pursuant to Section 2.05 is greater than the Estimate of Access Graphics Closing Net Worth, then the Company shall pay to LM as an adjustment to the LM Cash Contribution Amount, in the manner provided in Section 2.06(b), an amount equal to the sum of (G) the amount of such difference plus (H) an amount computed in the manner of interest as described in
   Section 2.06(c) on the amount referred to in clause (G).

             (b) Any payment pursuant to Section 2.06(a) shall be made at a mutually convenient time and place, within five Business Days after Thrust Reverser Closing Net Worth and Access Graphics Closing Net Worth have been finally determined pursuant to Section 2.05, by delivery by LM or the Company, as the case may be, of immediately available funds by wire transfer to an account of the Company or LM, as the case may be, at a bank designated by the Company or LM, as the case may be, by notice to LM or the Company, as the case may be, not later than two Business Days prior to the payment date. A single payment will be made pursuant to Section 2.06(a), the amount of which payment will, if applicable, be determined by netting the amounts described in Sections 2.06(a)(i) and 2.06(a)(ii).

             (c)  The amounts referred to in clauses (B), (D), (F) and (H) of
Section 2.06(a) shall be calculated in the manner of interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the one month London Interbank Offered Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to the date of payment, calculated daily on the basis of a year of 360 days and the actual number of days elapsed.

             Section 2.07. Excluded Liabilities. The parties agree that the Company does not hereby agree to, and shall not otherwise, assume or be responsible for any of the Excluded Liabilities.

             Section 2.08. License to Intellectual Property Rights. (a) In consideration of the grant described in Section 2.08(b), pursuant to an Intellectual Property License (the "Intellectual Property License") to be negotiated prior to Closing consistent with the provisions of this Section 2.08, LM shall, and shall cause the Transferor Subsidiaries and any of their Affiliates to, grant to the Company (with the right of the Company to extend such license to its Affiliates for so long as they remain Affiliates), effective as of the Closing Date, a fully paid-up, worldwide, non-exclusive license in respect of all Intellectual Property Rights owned by LM, any Transferor Subsidiary or any of their Affiliates other than the LM Trademarks and Trade Names (as defined in the Exchange Agreement) that are available to, and used or currently planned for use by, the Businesses (but not constituting Transferred Assets) on or prior to the Closing Date, to continue such use or currently planned use in the Businesses with respect to substantially similar products, services or activities of the Businesses.

             (b) In consideration of the grant described in Section 2.08(a), pursuant to the Intellectual Property License, the Company shall grant to LM (with the right of LM to extend such license to its Affiliates for so long as they remain Affiliates), effective as of the Closing Date, a fully paid-up, worldwide, non-exclusive license in respect of all Intellectual Property Rights constituting Transferred Assets, for use by LM and its Affiliates in making, using or selling products, providing services or in conducting other business activities, subject to Section 4.10(a); provided, that no license shall be granted with respect to the manufacture or sale of commercial thrust reversers and parts thereof.

             (c) The Company acknowledges and agrees that it shall hold all Intellectual Property Rights constituting part of the Transferred Assets subject to any licenses thereof granted by LM, any Transferor Subsidiary or their Affiliates prior to the Closing Date.

             (d) Subject to Section 2.08(b), the transfer of Intellectual Property Rights to the Company shall not affect LM's or the Transferor Subsidiaries' right to use, disclose or otherwise freely deal with any know-how, trade secrets and other technical information that is resident on the Closing Date at businesses of LM, the Transferor Subsidiaries or any of their Affiliates other than the Businesses. However, with respect to documented technical information relating to the Thrust Reverser Business that is a Transferred Asset and resides at LM, any Transferor Subsidiary or any of their Affiliates at Closing and is maintained as proprietary by LM, any Transferor Subsidiary or any of their Affiliates at Closing, LM shall use the care and caution it affords its other proprietary data to protect such technical information from disclosure to third parties, unless provided to a third party pursuant to an agreement providing for like protection by the recipient, for a period of five years from the Closing Date or until such technical information is in the public domain through no fault of LM, whichever first occurs.

             Section 2.09.  Delivery of Transfer Documents.  Subject to
Section 2.10, at the Contribution Closing, LM shall deliver, or cause the Transferor Subsidiaries to deliver, to the Company such deeds (which, in the case of real property, shall be bargain and sale deeds without covenants and warranties), bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Company all of LM's and the Transferor Subsidiaries' right, title and interest in, to and under the Transferred Assets.

             Section 2.10.  Assignment of Contracts and Rights.  (a)
Anything in this Agreement or the Exchange Agreement to the contrary notwithstanding, neither this Agreement nor the Exchange Agreement shall constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising under such Transferred Asset or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Transferred Asset, be ineffective with respect to any party thereto or in any way adversely affect the rights of the Company or LM with respect to such Transferred Asset. LM and the Company shall use their best efforts (including, for purposes hereof, the obligation to expend funds to obtain such consents to the same extent as GE would have been so obligated under Section 2.03 of the Transfer Agreement dated November 22, 1992, as amended as of March 28, 1993 among GE, Martin Marietta Corporation and LM) to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising under any such Transferred Asset for the assignment of such Transferred Asset to the Company as the Company may request.

             (b) If any such consent is not obtained, or if an attempted assignment of any Transferred Asset would be ineffective or would adversely affect the rights of the Company with respect to any such Transferred Asset so that the Company would not in fact receive all such rights, as among the parties hereto, the Company will obtain the claims, rights and benefits of LM or its Subsidiary, as applicable, and assume the obligations under such Transferred Asset in accordance with this Agreement, and LM will enforce for the benefit of the Company, with the Company assuming LM's or such Subsidiary's obligations (excluding any Excluded Liability), any and all claims, rights and benefits of LM or such Subsidiary, against a third party to such Transferred Asset. In such event, LM and the Company shall, to the extent the benefits therefrom and obligations under any such Transferred Asset have not been provided by alternate arrangements satisfactory to LM and the Company, negotiate in good faith an amount to be paid by LM to the Company or by the Company to LM, as the case may be.

             (c) LM will promptly pay to the Company when received all monies received by LM with respect to any Transferred Asset or any claim or right or any benefit arising under any Transferred Asset, except to the extent the same represents an Excluded Asset.

             (d) The Company will promptly pay to LM when received all monies received by the Company with respect to any Excluded Asset or any claim or right or any benefit arising under any Excluded Asset, except to the extent the same represents a Transferred Asset.

             Section 2.11. Conduct of the Businesses on the Closing Date. The Company agrees that, from the Closing until the close of business on the Closing Date, it shall operate the Businesses in accordance with the historical and customary operating practices relating to the conduct of the Businesses and, without limiting the foregoing, the Company agrees that it will not engage in any transaction, other than in the ordinary course of business consistent with past practices of the Business, that would have an adverse effect on the Thrust Reverser Closing Net Worth or the Access Graphics Closing Net Worth.


                                   ARTICLE 3
                     Representations and Warranties of LM

             Section 3.01. Representations and Warranties of LM. LM represents and warrants to the Company as set forth in Exhibit II.


                                   ARTICLE 4
                           Covenants of the Parties

               Section 4.01. Conduct of the Businesses Until the Closing. Except as otherwise provided herein, from the date of this Agreement until the Closing, LM shall, and shall cause each Transferor Subsidiary to, conduct the Businesses in accordance with the historical and customary operating practices relating to the conduct of the Businesses. In addition, from the date of this Agreement through the Closing Date, subject to any exceptions deemed appropriate to ensure compliance with Applicable Laws, without the Company's prior consent, which shall not be unreasonably withheld, LM will not, and will cause each of the Transferor Subsidiaries not to, take or commit to take any of the following actions:

                  (i) capital expenditure, or group of related capital
             expenditures, relating to the Businesses or the Transferred Assets in excess of $2,000,000, individually, or $5,000,000, in the aggregate;

                  (ii) sale or other disposal of assets (other than
             Inventory) with a value in excess of $2,000,000 that would constitute Transferred Assets if owned, held or used by LM or any Transferor Subsidiary on the Closing Date;

                  (iii) amendment of, or modification to, any Contract
             where the effect of such amendment or modification would be a decrease in the backlog value of the relevant Contract of at least $10,000,000;

                  (iv) submission of any Bid which, if accepted, would
             result in a fixed price Contract that would constitute a Transferred Asset with a backlog value in excess of $10,000,000 or a Loss Contract;

                  (v) permit the Businesses to enter into or engage in a
             line of business not conducted by the Businesses on the date of this Agreement; or

                (vi) directly or indirectly through an Affiliate, execution of a Contract or entering into of a commitment with Airbus relating to the A340-500/600 on terms materially less favorable to the Thrust Reverser Business than those in the proposal delivered to Airbus by LM on or about October 1, 1997.

             Section 4.02. Confidentiality. LM agrees that, except as otherwise provided in Section 7.03 of the Exchange Agreement, all confidential non-public information provided pursuant to this Agreement or the Exchange Agreement to LM or any of its Representatives, and, from and after the Closing, all confidential non-public information relating to the Company, the Businesses, the Transferred Assets and Assumed Liabilities, will be held in confidence, except to the extent that such information (i) can be shown to have become generally known to the public other than as a result of disclosure by LM, any of its Affiliates or any of its Representatives, or (ii) is disclosed to LM, any of its Affiliates or any of its Representatives on a non-confidential basis from a source other than the Company, any of its Affiliates or any of its Representatives, provided that such source is not known by LM, any of its Affiliates or any if its Representatives to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company. In the event that LM or any of its Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or any law, rule, regulation or stock exchange requirement or otherwise) to disclose any such information, LM agrees to provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or remedy is not obtained, LM agrees that it will furnish, and will cause any such Affiliate to furnish, only that portion of such information which LM is advised by counsel is legally required and to cooperate in the Company's efforts to obtain assurance that confidential treatment will be accorded such information.

             Section 4.03. Retention of Assets. From and after the date of this Agreement, LM shall ensure that no assets of any Business are distributed or otherwise transferred (by dividend, intercompany or intracompany loan or otherwise, other than by intercompany or intracompany loan that is consistent with past cash management practices) to LM or any Affiliate of LM (other than in the ordinary course consistent with past practices for payments to or allocated to LM or any Affiliate of LM relating to (i) materials or services used in the Businesses, (ii) costs advanced to or on behalf of the Businesses or (iii) allocations of corporate overhead costs). For purposes of the foregoing, LM shall treat each Business as if it were a separate, incorporated Subsidiary of LM. To the extent that, from and after the day after the Balance Sheet Date but prior to the Closing Date, more than a de minimis amount of assets (including, without limitation, cash) of any Business has been so distributed or otherwise transferred (by dividend or otherwise) to LM or any Affiliate of LM, LM shall, and shall cause any such Affiliate of LM to, prior to the Contribution Closing, to cause such assets (or an equivalent amount in cash) to be contributed or otherwise transferred to such Business. Any intercompany or intracompany loans made from and after the date of this Agreement to or from any of the Businesses consistent with past cash management practices shall be repaid at or prior to the Closing.

             Section 4.04. Change of Lockbox Accounts. Immediately after the Closing, LM shall take, and shall cause each of its Subsidiaries to take, such steps as the Company may reasonably request, to cause the Company or any other Person, as determined by the Company, to be substituted as the sole party having control over any lockbox or similar bank account to which customers of LM or any of its Subsidiaries directly make payments related to the Businesses.

             Section 4.05. Maintenance and Enforcement of Insurance Policies. (a) On and after the date of this Agreement (including after the Closing Date), LM shall not, and shall not permit any Transferor Subsidiary to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance (including reinsurance and any established reserves under any self-insurance or deductible programs) in effect on the date of this Agreement that covers all or any part of the Transferred Assets, the Businesses or the Transferred Employees in respect of periods ending as of the Closing. Notwithstanding the foregoing, neither LM nor any Transferor Subsidiary shall have any obligation to maintain the effectiveness of any such insurance policy on or after the Closing Date or to make any monetary payment (other than with respect to reserves under self-insurance or deductible programs) in connection with any such policy.

             (b) Notwithstanding any provision to the contrary in this Agreement, this Section 4.05(b) shall constitute the parties' agreement regarding the allocation of insurance proceeds with respect to claims for Environmental Liabilities that relate to the operation of the Businesses prior to, or the condition of the Transferred Assets on, the Closing Date ("Environmental Insurance Claims"). The Company acknowledges that insurance carriers of LM and its predecessor corporations have generally denied coverage, that LM is diligently pursuing recovery from such carriers and that LM has a substantial interest in maximizing its recovery from such carriers. LM shall control the Environmental Insurance Claims and shall have the right to compromise or settle any Environmental Insurance Claims. LM will act in good faith and with reasonable prudence to maximize recovery with respect to Environmental Insurance Claims and will allocate a portion of any recovery received with respect to such Environmental Insurance Claims as follows:

                  (i) LM shall first deduct its costs to collect such recovery and all net tax costs related to such recovery.

                  (ii) LM shall then deduct any amounts it owes to a Governmental Authority, prime contractor or subcontractor pursuant to a Government Contract in respect of such Environmental Liabilities.

             With respect to any recovery remaining after the amounts specified in clauses (i) and (ii) have been deducted (the "Remaining Recovery"):

                       (A) if the recovery applies to Environmental
                  Liabilities that are Assumed Liabilities and to Environmental Liabilities that are not Assumed Liabilities, and the recovery was not designated as arising from specific Environmental Liabilities (e.g., a global settlement with a carrier), LM will pay the Company an amount equal to the Remaining Recovery multiplied by X multiplied by (one minus Y); where X equals the total of the Environmental Insurance Claims (estimated as of the date of recovery) under said insurance policies divided by the total environmental and toxic tort claims by LM under said insurance policies; and Y equals LM's past expenditures on said Environmental Liabilities divided by the total estimated expenditures in respect of said Environmental Liabilities (estimated as of the Closing Date), or

                       (B) if the recovery was designated as arising from a
                  specific Environmental Liability that is an Assumed Liability, LM will pay the Company the Remaining Recovery multiplied by (one minus Y).

             Any obligations assumed in such compromise or settlement will be apportioned between LM and the Company in the same proportion as a recovery would be allocated pursuant to this Section 4.05(b).

             (c) The Company agrees that all insurance policies covering the Transferred Assets, the Businesses and the Transferred Employees (but with respect to workers compensation insurance, subject to Exhibit IV) maintained by or on behalf of LM or any Transferor Subsidiary may be terminated or may terminate by their terms as of the Closing and that, from and after the Closing Date, LM and each of the Transferor Subsidiaries shall have no obligation of any kind to maintain any form of insurance (other than reserves for self-insurance and deductible programs) covering all or any part of the Transferred Assets, the Businesses or the Transferred Employees.

             Section 4.06. Transitional Services Agreement. From and after the Closing and until the third anniversary of the Closing Date, (i) LM shall, or shall cause its Subsidiaries to, provide to the Company certain transitional services to the Businesses and (ii) the Company shall provide to LM certain transitional services to the VLS Business and the other LM affiliated entities co-located at the Baltimore Facility, namely, the Lockheed Martin Federal Credit Union, Lockheed Martin Enterprise Information Systems, LMC Properties, Inc. and Lockheed Martin Unmanned Systems Division, in each case, pursuant to a transitional services agreement (the "Transitional Services Agreement") to be negotiated prior to the Closing. Such services shall be provided by the providing party using the cost methodology currently used by LM or the applicable Subsidiary of LM to assess to the applicable Business the same or similar services, and if there is no such current assessment, then at the actual cost of the providing party. Except as provided in Exhibit IV, the Company or LM may elect to terminate any particular service provided to it upon 180 days' notice to the other party and in the event of a conflict between this Section and Exhibit IV, the provisions of Exhibit IV will control.

             Section 4.07.  Thrust Reverser Business. (a)  Technical
Consulting Agreement. From and after the Closing Date, (i) LM shall, or shall cause its Subsidiaries to, provide certain research, development and engineering support services to the Thrust Reverser Business, and (ii) the Company shall cause the Thrust Reverser Business to provide certain research, development and engineering support services to LM, in each case, pursuant to a Technical Consulting Agreement (the "Technical Consulting Agreement") to be negotiated prior to the Closing on terms and subject to conditions set forth in Attachment B.

             (b) Option to Purchase Northrop Grumman Thrust Reverser Business. For a period of six months (the "Option Period") after LM completes its acquisition of Northrop Grumman Corporation ("Northrop Grumman"), the Company shall have the option (the "Northrop Grumman Option") to acquire the Northrop Grumman Commercial Thrust Reverser Business. The Company may exercise the Northrop Grumman Option at any time during the Option Period by delivery of written notice to LM. If the Company elects to exercise the Northrop Grumman Option, the purchase price for the Northrop Grumman Commercial Thrust Reverser Business (the "Northrop Grumman Purchase Price") shall be an amount equal to the product of (A) the 1996 earnings before interest, taxes, depreciation and amortization of the Northrop Grumman Commercial Thrust Reverser Business multiplied by (B) 11.3. During the Option Period, upon written notice by the Company to LM and provided that the Company has entered into a customary confidentiality agreement with LM, for a three-week period, LM will, and will cause each Subsidiary of LM to, (i) give the Company and its Representatives reasonable access to the offices, properties, books and records of LM and such Subsidiary relating to the Northrop Grumman Commercial Thrust Reverser Business, (ii) furnish to the Company and its Representatives such financial and other operating data and other information relating to the Northrop
Grumman Commercial Thrust Reverser Business as the Company may reasonably request and (iii) instruct its employees and Representatives to cooperate with the Company in its investigation of the Northrop Grumman Commercial Thrust Reverser Business, in each case, except as may be deemed appropriate to ensure compliance with Applicable Laws (including, without limitation, any requirements with respect to security clearances) and subject to any applicable privileges (including, without limitation, the attorney-client privilege). If the Northrop Grumman Option is exercised during the Option Period, from the date of exercise of the Northrop Grumman Option through the closing of the acquisition by the Company of the Northrop Grumman Commercial Thrust Reverser Business, LM will, and will cause each Subsidiary to, comply again with the provisions of clauses (i), (ii) and (iii) above. The closing of the acquisition by the Company of the Northrop Grumman Commercial Thrust Reverser Business will be subject to representations, warranties, covenants and agreements consistent with this Agreement and the Exchange Agreement and closing conditions consistent with the Exchange Agreement with such adjustments as are appropriate to reflect the expected tax treatment of the transaction and restrictions applicable to employee benefit plans.

             (c) Survival of Certain Rights and Obligations. The parties hereby acknowledge and agree that the 1993 Thrust Reverser Agreement and any and all implementing agreements related thereto (including, without limitation, the related License Agreement and the Thrust Reverser Product Support Agreement) constitute Transferred Assets and that, with the exceptions set forth in the next sentence, the liabilities and obligations of LM associated with the 1993 Thrust Reverser Agreement that otherwise meet the definition of "Assumed Liabilities" in Exhibit I and which are not Excluded Liabilities constitute Assumed Liabilities. Notwithstanding the foregoing or anything to the contrary in Article XXVII of the 1993 Thrust Reverser Agreement, from and after the Closing, LM shall continue to be bound only by the obligations set forth in the third and fourth sentences of Article VIII A, and paragraphs B - E of Article VIII (Information and
Data) and Article XX (Release of Information) of the 1993 Thrust Reverser Agreement as provided therein, and the provisions of Article XXIX (Miscellaneous) thereof shall continue to apply with respect to such obligations.

             (d) Parts Manufacturing Authorization. From and after the Closing, LM shall not exercise its rights under any parts manufacturing authorization from the Federal Aviation Administration issued to LM for the Products (as such term is defined in the 1993 Thrust Reverser Agreement).

             Section 4.08. Agreement with Sun. From the date of this Agreement until the Closing, LM shall use best efforts to cause Access Graphics (i) to enter into a master reseller agreement with Sun Microsystems Computer Company ("Sun") effective not later than January 1, 1998 (the "Sun Master Reseller Agreement") that contains terms substantially similar to those contained in the master reseller agreement relating to the 1998 calendar year executed by Access Graphics, a copy of which was provided to GE, pursuant to which Sun agrees to permit Access Graphics or its Affiliates to sell returned goods and to continue to sell goods directly to LM and its Affiliates and (ii) to obtain the assignment of the rights and obligations of Access Graphics under any existing contract with Sun and such Sun Master Reseller Agreement to the Company.

             Section 4.09. Loan. The Company shall provide to LM, (i) on or after the third calendar day following the Closing Date but prior to the payment of any adjustment to the LM Cash Contribution Amount pursuant to
Section 2.06, loans in an aggregate principal amount not to exceed 90.0% of the LM Cash Contribution Amount as of the Closing Date and (ii) on or after the Closing Date, after the payment of any adjustment to the LM Cash Contribution Amount pursuant to Section 2.06, loans in an aggregate principal amount (including the principal amount of any loan provided pursuant to clause
(i)) not to exceed the LM Cash Contribution Amount as adjusted pursuant to
Section 2.06, in either case, on the terms and subject to the conditions set forth in Attachment C; provided, that the Company shall not be obligated to provide any such loan to LM, in the case of clause (i), unless the Company receives a notice in writing from LM requesting such a loan not later than 45 Business Days following the Closing Date and, in the case of clause (ii), not later than 45 Business Days following the payment of any adjustment to the LM Cash Contribution Amount pursuant to Section 2.06, or in the event that there is no such adjustment, not later than 45 Business Days following the parties' agreement on the Closing Balance Sheets.

             Section 4.10.  Protection of Businesses;  Non-Solicitation.
(a) In consideration of the benefits of this Agreement to LM and in order to induce the Company to enter into this Agreement, LM hereby covenants and agrees that, from and after the Closing and until the fourth anniversary of the Closing Date, LM shall not, directly or indirectly, engage anywhere in the world in any activities that compete, in any material respect, with any of the Businesses as conducted on the Closing Date (a "Competing Business"); provided, that this Section 4.10 shall not (i) prevent LM or any of its Affiliates from engaging anywhere in the world in any activity that LM or any of its Affiliates is engaged in on the Closing Date after the transfer of the Businesses, (ii) apply to investments by LM or any of its Affiliates in securities of another entity which constitute, in the aggregate, less than 5% of the outstanding shares of such entity entitled to vote generally in the election of directors or similar persons, (iii) prohibit the acquisition (by merger or otherwise) of the securities or assets of a business where the gross revenues of such business attributable to Competing Businesses constitute less than 15% of the total gross revenues of such business and where the entry into Competing Businesses is not the principal purpose of such acquisition, (iv) in any manner limit the ability of LM to consummate the acquisition of Northrop Grumman and to own and operate the business of Northrop Grumman as conducted on the closing date of LM's acquisition of Northrop Grumman, provided that (A) LM and its Affiliates (including Northrop Grumman and its Affiliates after LM's acquisition of Northrop Grumman) may not, directly or indirectly, until the fourth anniversary of the Closing Date, engage anywhere in the world in the commercial thrust reverser business with respect to engines with thrust in excess of 30,000 pounds, other than with respect to commercial derivatives of Northrop Grumman's C-17 military engine or contracts for any products (including thrust reversers and components) with The Boeing Company, provided that LM shall not, directly or indirectly, bid in response to any requests for proposals of The Boeing Company for any such products issued to two or more suppliers, (B) if the Company exercises the Northrop Grumman Option, LM shall not, directly or indirectly, until the fourth anniversary of the Closing Date, engage anywhere in the world in the commercial thrust reverser business, other than with respect to commercial derivatives of Northrop Grumman's C-17 military engine or contracts for any products (including thrust reversers and components) with The Boeing Company, provided that LM shall not, directly or indirectly, bid in response to any requests for proposals of The Boeing Company for any such products issued to two or more suppliers, and (C) if, at the time of the closing of LM's acquisition of Northrop Grumman, Northrop Grumman has, directly or indirectly, acquired since the date of this Agreement any business that competes anywhere in the world with the Access Graphics Business, the Company shall have an option, exercisable at any time during the 90-day period following such closing, to acquire such business at its fair market value or (v) in any manner limit the ability of LM or any of its Subsidiaries to dispose of real property and related personalty.

             (b) From and after the date of this Agreement until the second anniversary of the Closing Date, LM shall not, without prior written approval of the Company, directly or indirectly solicit any person who is an employee of any of the Businesses (or the Northrop Grumman Commercial Thrust Reverser Business if the Company exercises the Northrop Grumman Option) at any time on or after the date of this Agreement to terminate his or her relationship with any of the Businesses (or the Northrop Grumman Commercial Thrust Reverser Business if the Company exercises the Northrop Grumman Option); provided, that the foregoing shall not apply to persons hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit such person) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Businesses (or the Northrop Grumman Commercial Thrust Reverser Business if the Company exercises the Northrop Grumman Option). Notwithstanding the foregoing, if the Company exercises the Northrop Grumman Option, the Company agrees that, if LM requests the Company's approval to solicit certain employees of the Northrop Grumman Commercial Thrust Reverser Business, the Company will not unreasonably withhold its written approval.

             (c) If any provision contained in this Section 4.10 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.10, but this Section 4.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Section 4.10. It is the intention of the parties that if any restriction or covenant contained in this Section 4.10 is held to cover a geographic area or to be for a length of time that is not permitted by Applicable Law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 4.10) as shall be valid, legal and enforceable under such Applicable Law. LM acknowledges that the Company would be irreparably harmed by any breach of this Section 4.10 and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach. LM agrees that the Company shall be entitled to injunctive relief requiring specific performance by LM of this
Section 4.10, and LM consents to the entry of such injunctive relief.

             Section 4.11.  Baltimore Facility Lease. On the Closing Date,
LMC Properties, Inc. and the Company shall enter into a lease agreement (the "Baltimore Facility Lease") relating to the Premises (as defined in Attachment
D) on terms and subject to the conditions set forth in Attachment D.

             Section 4.12.  Pratt and Whitney Claims.  LM, as the
Indemnifying Party, shall be entitled to settle in accordance with Section 7.04(b)(iv) all claims referred to in clause (j) of the definition of Excluded Liabilities; provided, that LM has not agreed and shall not agree, as a part of or in connection with such settlement, to any settlement terms that would affect the remaining performance, as of the Closing Date, of the P&W Agreement in a manner that would be adverse to the interests of the Company or any of its Affiliates arising under such contract.

             Section 4.13. Certain LM Arrangements. (a) On the Closing Date, LM will enter into agreements with the Company, effective as of the Closing Date, such that:

                  (i) until the second anniversary of the Closing Date, LM will

                       (A) continue in all material respects the purchasing
                  agreements (including, without limitation, the assignment to the Company of the master purchase order) and relationships with the Access Graphics Business existing as of the date of this Agreement whereby LM, on behalf of itself and certain of its Subsidiaries for its or their internal use only, purchases a substantial portion of LM's and such Subsidiaries' requirements for purchase of Sun, Silicon Graphics, Inc. and other Unix-based products and related services (including, without limitation, Help Desk services), on terms no less favorable to the Company (or its Affiliates providing such products or services) than the terms in existence on the date of this Agreement and at levels consistent with purchases of such products and services during calendar year 1997, provided, that
                  (x) LM shall be required to purchase Sun products and services from the Company only to the extent the Company is permitted by Sun to sell such products and services to LM, and (y) following LM's acquisition of Northrop Grumman, this clause shall not apply to any similar requirements of Northrop Grumman, and

                       (B) purchase from the Company (or its Affiliates)
                  all requirements for products and services currently procured under Intra Lockheed Martin Work Transfer Agreements existing as of the date of this Agreement or as contemplated in the Aerostructures 1998 Long Range Plan and set forth in Section 4.13 of the Contribution Disclosure Schedule,

             provided, that the obligations of LM pursuant to clauses (A) and (B) shall continue during such two-year period for so long as the cost, quality and schedule requirements generally prevailing on the date of this Agreement are met, and provided further, that LM shall be afforded terms no less favorable than historically provided to LM for such products and services and the profit margins charged on products and services of the Thrust Reverser Business purchased from the Company shall be no different than those assumed for such products and services in the Aerostructures 1998 Long Range Plan; and

                  (ii) for a period of three years following the second
             anniversary of the Closing Date, LM shall afford the Company (and its Affiliates) the opportunity to bid to provide any of the products or services referred to in clauses (A) and (B) of clause (i) above, provided, that, with respect to any bids for such products or services having an aggregate value in excess of $1,000,000, in the case of the Thrust Reverser Business, $2,000,000, in the case of services provided by the Access Graphics Business, and $5,000,000, in the case of products provided by the Access Graphics Business, the Company shall have the right to match the offer of any other Person to supply such products or services to LM and its Subsidiaries and, so long as the terms on which the Company (or such Affiliate) offers to provide such products or services are at least as favorable to LM and its Subsidiaries on the basis of cost, schedule and quality as any offer received from such other Person with respect to such products and services, LM shall accept the Company's (or such Affiliate's) offer in priority to the offer of such other Person.

             (b) From and after the Closing until the third anniversary of the Closing Date, LM agrees that if it or any of its Subsidiaries purchases CF6-80C engines for re-engining with respect to C5M aircraft, LM or such Subsidiary will purchase the thrust reverser for such engines on terms consistent with the pricing and other standards set forth in GE's September 29, 1997 proposal provided to LM.

             Section 4.14. Customer Introductions. From and after the Closing until the second anniversary of the Closing Date, LM shall, and shall cause each Transferor Subsidiary to, upon the request of the Company, to the extent reasonably practicable, introduce the Company, or arrange for a personal introduction of the Representatives of the Company, to customers of the Businesses for the purpose of ensuring good customer relationships following the Closing.

             Section 4.15. Financial Support Arrangements. (a) The Company agrees that not later than July 31, 1998 (the "Release Date"), and in a manner reasonably satisfactory to LM, the Company will assume, or otherwise ensure that LM, each Transferor Subsidiary and their Affiliates are released from all obligations of LM, such Transferor Subsidiary or any of their Affiliates under all letters of credit, surety bonds and other financial support arrangements maintained as of the Closing Date by LM, such Transferor Subsidiary or any of their Affiliates in connection with the Businesses (collectively, the "Financial Support Arrangements"). As promptly as practicable after the Closing Date, LM shall provide the Company with a list of such Financial Support Arrangements to the extent not listed in Section II.10 of the Contribution Disclosure Schedule.

             (b) LM will use best efforts to cause each Financial Support Arrangement to remain in full force and effect in accordance with its terms until the earliest of (i) the Release Date on which the Company assumes, or otherwise ensures that LM, each Transferor Subsidiary and their Affiliates are released from, all obligations of LM, each Transferor Subsidiary and their Affiliates under such Financial Support Arrangement in accordance with Section 4.15(a), (ii) July 31, 1998 and (iii) the date such Financial Support Arrangement terminates in accordance with its terms. After the Closing Date and prior to the Release Date for any such Financial Support Arrangement, LM will not, and will not permit any Transferor Subsidiary to, waive any requirements of or agree to amend such Financial Support Arrangement without the prior written consent of the Company. Upon the receipt of a written (i) will cause (or, if the consent of another party is required, will endeavor to cause) the principal or stated amount, as applicable, of such Financial Support Arrangement to be increased or decreased as requested and (ii) will cause other provisions thereof to be modified or amended as requested.

             (c) If, after the Closing Date, (i) any amounts are drawn on or paid under any Financial Support Arrangement where LM, each Transferor Subsidiary or their Affiliates are obligated to reimburse the Person making such payment or otherwise to make payment in accordance with the Financial Support Arrangement or (ii) LM, each Transferor Subsidiary or their Affiliates pay any fees, costs or expenses relating to any Financial Support Arrangement, the Company shall pay LM, the applicable Transferor Subsidiary or applicable Affiliate such amounts promptly after receipt from LM of notice thereof accompanied by written evidence of the underlying payment obligation.

             (d) In the event that the Company fails to assume, or otherwise ensure that LM, each Transferor Subsidiary and their Affiliates are released from, all obligations of LM, each Transferor Subsidiary and their Affiliates under the Financial Support Arrangements not later than July 31, 1998, the Company shall (i) promptly deposit with LM or the applicable Transferor Subsidiary or applicable Affiliate cash in an amount equal to the aggregate principal or stated amount, as may be applicable, of the Financial Support Arrangements with respect to which the Release Date has not occurred or (ii) subject to the prior approval of the Treasurer of LM, provide back-up letters of credit in form and substance satisfactory to the Treasurer of LM with respect to such Financial Support Arrangements. Any cash deposited with LM or the applicable Transferor Subsidiary or applicable Affiliate in accordance with clause (i) shall be held by LM or the applicable Transferor Subsidiary or applicable Affiliate in a segregated account, shall be used by LM or the applicable Transferor Subsidiary or applicable Affiliate solely to satisfy its payment obligations in respect of such Financial Support Arrangements and the unused portion of such cash relating to a Financial Support Arrangement shall be returned to the Company promptly after the occurrence of the Release Date with respect to such Financial Support Arrangement.

             Section 4.16. No Inconsistent Positions. LM and the Company covenant and agree not to, and to cause their Affiliates not to, take any position after the Closing inconsistent with the fair market value of the Businesses on the Closing Date being not less than the amount stated in paragraph (85) of the Officers' Certificate of Marcus C. Bennett and John E. Montague referred to in Section 8.02(d)(i) of the Exchange Agreement or in paragraph (c) of the Officer's Certificate of Dennis D. Dammerman referred to in Section 8.03(b)(i) of the Exchange Agreement.

             Section 4.17. Equity Securities. (a) At Closing, LM shall deliver to the Company certificates for the Equity Securities, free and clear of all Liens, preemptive rights or any other limitation or restriction (other than any applicable limitations on offers and sales under federal and state securities laws, it being understood that the terms of this parenthetical clause do not limit or affect LM's obligations under clauses (b) and (c) of this Section 4.17), duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps fixed thereto, together with the most recent Warrant Share Offering Prospectus provided by Globalstar to LM with respect to the Globalstar S-3.

             (b) Prior to the Closing Date, LM shall provide a notice to Globalstar indicating that LM is distributing its Warrant Shares (as such term is defined in the Warrant Acceleration and Registration Rights Agreement) to the Company effective on the Closing Date pursuant to the plan of distribution in the Globalstar S-3.

             (c)  Prior to the Closing Date, LM shall use best efforts to
(i) deliver to the Company at Closing the Equity Securities on a basis that such securities are freely transferable under the federal and state securities laws, and certificates for the Equity Securities without any restrictive legend of any kind whatsoever, and (ii) assuming compliance with Sections 4(f) and 8(c) of the Warrant Acceleration and Registration Rights Agreement, assign to the Company its rights and obligations as a Warrant Holder under the Warrant Acceleration and Registration Rights Agreement effective as of the Closing.

             Section 4.18. Certain Contribution. Prior to the Closing, LM shall cause the approximately $66,000,000 payable by Access Graphics B.V. (Netherlands) to LM to be contributed to the capital of Access Graphics B.V. (Netherlands). LM agrees that in the event that such contribution has not been made prior to or at the Contribution Closing, such amount shall be an Excluded Liability.


                                   ARTICLE 5
                                  Tax Matters

             Section 5.01. Tax Matters. The parties agree as to Tax matters as set forth in Exhibit III.


                                   ARTICLE 6
                    Employment and Employee Benefit Matters

             Section 6.01. Employment and Employee Benefit Matters. The parties agree as to employment and employee benefit matters as set forth in
Exhibit IV.


                                   ARTICLE 7
                           Survival; Indemnification

             Section 7.01. Survival. (a) None of the covenants, agreements, representations and warranties of the parties contained in this Agreement or the certificates to be delivered pursuant to Sections 8.02(a)(iii) and 8.03(a)(iii) of the Exchange Agreement shall survive the Closing except for those contained in Articles 2, 4 (other than Sections 4.01, 4.03, 4.08, 4.11 and 4.17) and 7, Sections 8.01, II.01 (other than with respect to the qualification to do business in any state other than Maryland), II.02, II.03(a), II.04 (with respect to clauses (i) and (ii) thereof), II.05, Exhibit III and Exhibit IV (other than Section IV.01), and those covenants and agreements which, by their terms, are to have effect after the Closing Date (each, a "Surviving Representation or Covenant"). It is understood and agreed that, except as explicitly provided in this Agreement, after the Closing there shall be no liability or obligation under this Agreement in respect of a breach or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or such certificates. It is further understood and agreed that none of the representations and warranties that have been made by any of the parties in any other Transaction Document shall survive the Closing, except to the extent the survival thereof is expressly provided for in any Transaction Document.

             (b) Except with respect to the Excluded Liabilities and except as otherwise provided in the Transaction Documents, the Company for itself, its Affiliates and their respective Representatives, effective as of the Closing, release and discharge LM, its Affiliates and their respective Representatives from any and all claims, demands, debts, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action (whether in law, in equity or otherwise), rights of subrogation and contribution and remedies of any nature whatsoever, known or unknown, relating to or arising out of Environmental Liabilities or Environmental Laws, in either case, arising in connection with or in any way relating to the Businesses or the Transferred Assets.

             Section 7.02.  Indemnification.  (a) Effective as of the
Closing, LM hereby indemnifies the Company and its Affiliates and, to the extent actually indemnified by the Company or any such Affiliate from time to time, their respective Representatives against and agrees to hold each of them harmless on an after-Tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to:

                  (i) any misrepresentation or breach of (A) any Surviving
             Representation or Covenant made or to be performed by LM or any Transferor Subsidiary pursuant to this Agreement, other than Section 2.01(b) or 4.16, or (B) subject in each case to
             Section 9.02(b) of the Exchange Agreement, the Tax Assurance Agreement or Section 2.01(b) or 4.16 of this Agreement; or

                 (ii) any Excluded Liability (including, without
             limitation, LM's or any Transferor Subsidiary's failure to perform or in due course pay and discharge any Excluded Liability).

             (b) Effective as of the Closing, the Company hereby indemnifies LM and its Affiliates and, to the extent actually indemnified by LM or any such Affiliate from time to time, their respective Representatives against and agrees to hold each of them harmless on an after-Tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to:
                  (i) any misrepresentation or breach of (A) any Surviving
             Representation or Covenant made or to be performed by the Company after the Closing Date pursuant to this Agreement, other than Section 2.01(b) or 4.16, or (B) subject to Section 9.02(d) of the Exchange Agreement, the Tax Assurance Agreement or Section 2.01(b) or 4.16 of this Agreement; or

                 (ii) subject to Sections 7.03 and 7.06, any Assumed
             Liability (including, without limitation, any failure by the Company to perform or in due course pay and discharge any Assumed Liability).

             Section 7.03. Indemnification of Company by LM for Certain Assumed Liabilities. (a) LM hereby indemnifies the Company and its Affiliates and, to the extent actually indemnified by the Company or such Affiliate from time to time, each of their respective directors, officers, employees and agents, against and agrees to hold them harmless on an after-Tax basis from:

                  (i) in the case of any Matter described in clause 7.03(b)(ii), Actual Net Expenditures; and

                  (ii) in the case of any Matter described in clause
             7.03(b)(i), Actual Net Expenditures and Economic Harm (without duplication),

in each case only to the extent such Actual Net Expenditures were made by or such Economic Harm was actually realized by any of them before the tenth anniversary of the Closing Date; provided, however, that LM shall not have any obligation to indemnify with respect to any such Matter until the amount of such Actual Net Expenditures made or Actual Net Expenditures made and Economic Harm realized, as the case may be, exceeds $15,000,000 (each, an "Excess Amount"); and further, provided, that LM shall have received (A) notice from the Company specifying such Excess Amount and (B) evidence reasonably satisfactory to LM that the Company has made such Actual Net Expenditures or suffered such Economic Harm. Promptly after receipt of such notice and evidence, LM shall pay any Excess Amount in cash or by wire transfer of immediately available funds to such account of the Company as the Company shall specify in a written notice. Any notice made pursuant to this Section 7.03(a) may not be delivered later than sixty days after the tenth anniversary of the Closing Date.

             (b) For purposes of this Agreement and the Exchange Agreement, a single matter ("Matter") shall consist of:

                  (i) Environmental Liabilities which arise out of a common root cause and which relate to the operation of the Businesses prior to, or the condition of the Transferred Assets as of, the Closing Date; or

                 (ii) liabilities to the U.S.  Government arising out of a
             common root cause, related to Government Contracts, and based upon allegations of knowing or intentional misconduct on the part of LM employees which occurred prior to the Closing Date in connection with the operation of the Businesses.

             (c) No Person shall be entitled to payment of any Excess Amount if, without LM's prior written consent, the Company (i) other than in good faith, rejected a settlement proposal in respect of such Matter or failed to settle such Matter for an amount that would have resulted in Actual Net Expenditures of less than $15,000,000 in respect of such Matter;
(ii) settled any such Matter, or consented to the entry of judgment in respect of such Matter, where such settlement or judgment resulted in an Excess Amount; or (iii) did not allow LM to participate in a substantial manner with the Company in the defense of such Matter (substantially in the manner contemplated by Section 7.04(b)(ii)).

             Section 7.04.  Procedures for Third Party Claims.  (a) Notice.
The party or parties seeking indemnification under Section 7.02 or the Company under Section 7.06 (the "Indemnified Parties") agrees to give prompt notice to the parties against whom indemnity is sought (the "Indemnifying Parties") of the assertion of any third party claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 7.02 or 7.06 (the "Third Party Claims"). The failure by any Indemnified Party so to notify the Indemnifying Parties shall not constitute a waiver of any Indemnified Party's claims to indemnification in the absence of material prejudice to the Indemnifying Parties. Any such notice shall be accompanied by a copy of any papers theretofore served on the Indemnified Party in connection with the applicable Third Party Claim.

           (b)  Defense and Settlement of Claims.

                  (i) Assumption of Defense by LM. Except as provided in Sections 7.04(b)(ii) and (v), upon receipt of notice from any Indemnified Party with respect to any Third Party Claim as to which indemnity is available pursuant to Section 7.02(a) or as to which indemnity may be available to the Company pursuant to
             Section 7.06(a), LM will, subject to the provisions of Section 7.04(b)(ii), (iii), (iv), (vi) and (vii) assume the defense and control of such Third Party Claim but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense thereof with their own counsel and at their own expense. LM shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Company, shall take all steps necessary in the defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, LM shall at all times act as if all Damages or Product Damages, as the case may be, relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages or Product Damages, as the case may be, therefrom. The Company shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with LM in the defense of any Third Party Claim defended by LM.

                  (ii) Assumption of Defense by the Company. Except as provided in Section 7.04(b)(i) or 7.04(b)(v), upon receipt of notice from any Indemnified Party with respect to any Third Party Claim as to which indemnity is available pursuant to
             Section 7.02(b), the Company will, subject to the provisions of Section 7.04(b)(iii), (iv), (vi) and (vii), assume the defense and control of such Third Party Claim, but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense thereof with their own counsel and at their own expense. Notwithstanding Section 7.04(b)(i), the Company may retain the defense and control of any Third Party Claim to the extent it relates to a Product Matter; provided that (A) the amount of potential Product Damages in respect of such claim is less than $5,000,000, and (B) the Company, in good faith, expects that the resolution of the Product Matter to which such claim relates will not result in Product Damages in excess of $15,000,000; and provided further that the Company shall allow LM a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense. The Company shall select counsel, contractors and consultants of recognized standing and competence after consultation with LM, shall take all steps necessary in the defense or settlement thereof, and shall at all times act as if all Damages or Product Damages, as the case may be, relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages or Product Damages, as the case may be, therefrom. LM shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Company in the defense of any Third Party Claim defended by the Company.

                  (iii) Continuing Notice of Certain Claims. Each Indemnifying Party conducting a defense pursuant to Section 7.04(b)(i) or 7.04(b)(ii) shall give prompt and continuing notice to the Indemnified Parties in respect of such Third Party Claim that the Indemnifying Party reasonably believes may: (A) result in the assertion of criminal liability on the part of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; (B) adversely affect the ability of the Indemnified Party to do business in any jurisdiction or with any customer; or (C) materially affect the reputation of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents.

                  (iv)  Settlement of Claims.  Except as provided in
             Section 7.04(b)(v) or Section 4.12, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from any Third Party Claim, without the consent of any Indemnified Party; provided, that the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (B) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business; and (C) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party.

                  (v) Tax Claims. Sections 7.04(b)(i) through 7.04(b)(iv), 7.04(b)(vi) and 7.04(b)(vii) shall not be applicable to any Third Party Claim relating to income or franchise taxes. Each of LM and the Company shall keep the other fully advised with respect to, and shall grant the other full rights of consultation in connection with, any such Third Party Claim and the defense or other handling of any audit, litigation or other proceeding involving the tax treatment of the Contemplated Transactions.

                  (vi) Shared Defense. Each party may elect to share the defense of a Third Party Claim the defense of which has been assumed or retained by the other party pursuant to Section 7.04(b)(i) or (ii). In that event, the Indemnified Party will so notify the other party in writing. Thereafter, the Company and LM shall participate on an equal basis in the defense, management and control of any such claim. LM and the Company shall select mutually satisfactory counsel, contractors and consultants to conduct the defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. LM and the Company shall each be responsible for one-half of all Damages or Product Damages, as the case may be, incurred after the Indemnified Party has provided notice as specified herein, including costs of defense and investigation, with respect to such claim, provided, that (A) the Company's Actual Net Expenditures and Economic Harm with respect to any Matter governed by Section
             7.03 shall in no event exceed $15,000,000, (B) the Company's liability pursuant to Section 7.06(a) shall in no event exceed the amount set forth therein and (C) the election by the Company to share in the defense of a Third Party Claim as to which indemnity is available pursuant to Section 7.06(a) shall not increase LM's liability under such Section 7.06(a). Notwithstanding the foregoing, the Company shall manage all Remedial Actions conducted with respect to facilities which constitute Transferred Assets, provided, that LM and its Representatives shall have the right, consistent with the Company's right to manage such Remedial Actions as aforesaid, to participate fully in all decisions regarding any Remedial Action, including reasonable access to sites where any Remedial Action is being conducted, reasonable access to all documents, data, reports or information regarding the Remedial Action, reasonable access to employees and consultants of the Businesses with knowledge of relevant facts about the Remedial Action and the right to attend all meetings with any government agency or third party regarding the Remedial Action.

                  (vii) Dispute Resolution. If LM and the Company are unable to agree with respect to a procedural matter arising under Section 7.04(b)(vi), LM and the Company shall, within ten days after notice of disagreement given by either party, agree upon a third-party referee ("Third Party Referee"), who shall be an attorney and who shall have the authority to review and resolve the disputed matter. The parties shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Third Party Referee and shall cause the Third Party Referee promptly to review any facts, law or arguments either LM or the Company may present. The Third Party Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all oral arguments presented to the Third Party Referee by either party be in each other's presence. The decision of the Third Party Referee shall be final and binding unless both LM and the Company agree otherwise. The parties shall share equally all costs and fees of the Third Party Referee.

                  (viii) Defense of Criminal/Civil Matters. LM, as the Indemnifying Party, shall, subject to the obligations set forth in Section 7.04(b)(iii) and (iv), assume the defense and control of any claim arising out of any alleged criminal violation, as referred to in clause (h) of the definition of "Excluded Liabilities" in Exhibit I ("Criminal Claim"), but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense of the claim with their own counsel and at their own expense. In defending a Criminal Claim, LM shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Company, shall take all steps necessary in the defense or settlement of the claim, and shall at all times diligently and promptly pursue the resolution of the claim. LM shall defend such claim with the same diligence and effort as if the claim were asserted directly against it and any Damages were sought directly from it, and LM shall act prudently and in good faith to minimize such Damages. The Company shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with LM in the defense of any Criminal Claim defended by LM. In the event that any civil action arises out of the Criminal Claim, or arises out of the facts underlying the Criminal Claim, as referred to in clause
             (h) of the definition of "Excluded Liabilities" in Exhibit I ("Civil Claim"), the Company shall assume the defense and control of such Civil Claim. LM shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to cooperate fully with the Company in the defense of any Civil Claim defended by the Company.

             Section 7.05. Procedures for Direct Claims. In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this
Section 7.05 in the absence of material prejudice to the Indemnifying Party. The Indemnifying Party shall use best efforts to notify the Indemnified Party within 30 calendar days following its receipt of such notice whether the Indemnifying Party disputes or accepts its liability to the Indemnified Party under this Article 7; provided, that the failure by the Indemnifying Party to so notify the Indemnified Party shall not create any presumption that the Indemnifying Party has accepted its liability to the Indemnified Party under this Article 7. If the Indemnifying Party accepts its liability to the Indemnified Party under this Article 7, the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation.

             Section 7.06. Indemnification of the Company by LM for Certain Product Matters. (a) Effective as of the Closing, LM hereby indemnifies the Company and its Affiliates and, to the extent actually indemnified by the Company or such Affiliate from time to time, each of their respective Representatives against and agree to hold them harmless on an after-Tax basis from any and all Product Damages arising out of or related in any way to a Product Matter (as defined below), but only if the event (other than the common root cause, including, by way of example, an accident involving a commercial aircraft while in service but not including design of a product incorporated in the aircraft) giving rise to such Product Matter occurs before the tenth anniversary of the Closing Date; provided, that LM shall not have any obligation to indemnify the Company or its Affiliates with respect to any Product Matter unless the aggregate amount of Product Damages arising out of or related in any way to such Product Matter exceeds $15,000,000 (such amount exceeding $15,000,000, the "Product Matter Excess Amount") and in that event such obligation to indemnify with respect to such Product Matter shall equal 75% of the Product Matter Excess Amount. Product Damages shall not be increased as a result of (i) action by the Company after the Closing to amend, modify or waive any provision of a contract or agreement relating to a Product or
(ii) any work performed after the Closing by the Company as a concession to a customer granted after the Closing. With respect to each such Product Matter, the Company shall be obligated to pay (or cause to be paid) the first $15,000,000 of all Product Damages and 25% of the Product Matter Excess Amount.

             (b) For purposes of this Agreement a Product Matter shall consist of:

                  (i) Personal and Property Claims which arise out of a common root cause; or

                  (ii) Product Liability Claims which arise out of a common root cause;

provided, that if a particular common root cause gives rise to liabilities or claims under both clauses (i) and (ii) above, all such liabilities or claims arising out of such common root cause shall be deemed to constitute a single Product Matter for purposes of determining whether Product Damages exceed $15,000,000.

             (c) The Company shall provide written notice (a "Product Matter Indemnity Notice") to LM promptly after becoming aware of any Product Matter, together with the Company's good faith assessment of whether the Product Matter will likely result in more than $15,000,000 in Product Damages. In the event that either the Company or LM becomes aware of any third party claim, or the commencement of any suit, action or proceeding, in respect of a Product Matter, the Company or LM, as the case may be, shall promptly notify the other party of such claim, which shall be treated as a Third Party Claim for purposes of Section 7.04.

             (d) Any party seeking reimbursement of Product Damages from the other party in accordance with Section 7.06(a) shall notify the other party specifying the amount so claimed, together with evidence reasonably satisfactory to the notified party that the notifying party has actually incurred such Product Damages and is entitled to payment in accordance with the allocation of Product Damages set forth in Section 7.06(a). Promptly after receipt of such notice and evidence, the notified party shall pay any amount due in cash or by wire transfer of immediately available funds to such account of the notifying party as the notifying party shall specify in a written notice.


                                   ARTICLE 8
                                 Miscellaneous

             Section 8.01. Miscellaneous. The provisions of Article 11 of the Exchange Agreement are incorporated into this Agreement by reference.

             Section 8.02. Termination. This Agreement shall terminate upon the termination of the Exchange Agreement in accordance with Article 10 thereof.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

                           LOCKHEED MARTIN CORPORATION


                           By: /s/ John E. Montague
                               ---------------------------------------
                           Name:  John E. Montague
                           Title: Vice President, Financial Strategies



                           LMT SUB INC.


                           By: /s/ Stephen M. Piper
                               ---------------------------------------
                           Name:  Stephen M. Piper
                           Title: Vice President




                                                                     EXHIBIT I


                                  Definitions


               I.01. Definitions. (a) The following terms, as used in any Transaction Document, have the following meanings:

               "Access Graphics" means Access Graphics, Inc., a Delaware corporation.

               "Access Graphics Business" means the business that LM conducts through Access Graphics (directly or through one or more of its Subsidiaries) that distributes computer hardware, software and services through independent resellers to a wide variety of end users by providing "channel integration" services, which allow hardware manufacturers, software publishers and service providers to outsource various functions for the management and support of their indirect sales channels.

               "Access Graphics Closing Net Worth" means the excess of (i) the book value of the Transferred Assets of the Access Graphics Business over (ii) the amount of the Assumed Liabilities of the Access Graphics Business, in each case as shown on the Access Graphics Closing Balance Sheet.

               "Access Graphics Foreign Subsidiaries" means Access Graphics S.A. de C.V. (Mexico), Access Graphics (U.K.) Limited, Access Graphics Canada Inc. and Access Graphics B.V. (Netherlands).

               "Access Graphics Initial Net Worth" means the excess of (i) the book value of the Transferred Assets of the Access Graphics Business over
(ii) the amount of the Assumed Liabilities of the Access Graphics Business, in each case as shown on the Access Graphics Balance Sheet.

               "Actual Net Expenditures" means the actual expenditures made by a Person (net of any resulting tax benefit and net of any refund or reimbursement of any portion of such actual expenditures, including, without limitation, reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such actual expenditures as a cost under Government Contracts) in respect of any Matter.

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. It is understood that a Person's Affiliates do not include its employee benefit and compensation plans or any related trusts or plan funding mechanisms and it is further understood that the Company is an Affiliate of LM prior to the Closing and is an Affiliate of GE at and after the Closing.

               "Aggregate Shares of Globalstar Common Stock" means 5,022,380.

               "Aggregate Shares of LM Common Stock" means the sum of (i) the aggregate number of shares of LM Common Stock into which any of the 20,000,000 shares of LM Preferred Stock outstanding as of the Closing Date is convertible as of such date and (ii) to the extent that any of the 20,000,000 shares of LM Preferred Stock have been converted into LM Common Stock prior to the Closing Date, the aggregate number of shares of LM Common Stock into which any of such shares of LM Preferred Stock have been converted.

               "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets or Representatives (in connection with such Representative's activities on behalf of such Person or any of its Affiliates).

               "Assumed Liabilities" means all debts, obligations, contracts, and liabilities of LM or any of its Affiliates to the extent arising out of the conduct of the Businesses of any kind, character or description, whether known or unknown, accrued, absolute, contingent, determined, determinable, or otherwise, whether presently in existence or arising hereafter, including, without limitation, to the same extent, the following:

               (a) all liabilities set forth on, or referred to in, the Balance Sheets;

               (b) all liabilities and obligations of LM or any of its Affiliates arising under or relating to Contracts and Bids (other than Contracts or Bids entered into or made after the date of this Agreement in violation of this Agreement or the Exchange Agreement), including, without limitation, obligations arising from progress billings;

               (c) all obligations and liabilities arising from any action, suit, investigation, or proceeding relating to or arising out of the Businesses or the Transferred Assets against LM or any Transferor Subsidiary or any Transferred Asset before or with any court or arbitrator or any Governmental Authority;

               (d) all liabilities and obligations relating to any products designed, manufactured or sold, or services rendered, by the Businesses on or prior to the Closing Date, including, without limitation warranty obligations and product liabilities;

               (e) all deferred income relating primarily to the Businesses;

               (f)  all Environmental Liabilities;

               (g) all liabilities and obligations with respect to the Transferred Employees, the Employee Plans and the Benefit Arrangements, to the extent assumed by the Company as provided in
          Exhibit IV; and

               (h) all liabilities and obligations under the Financial Support Agreements;

provided, that in no event shall Assumed Liabilities include any Excluded Liability.

               "Baltimore Facility" means the premises located at 103 Chesapeake Park Plaza, Baltimore, Maryland consisting of approximately 1,481,813 square feet and used by LM primarily for the Thrust Reverser Business.

               "best efforts" by any party to this Agreement or any other agreement incorporating by reference the definitions in this Agreement means those efforts that would be made by a reasonable businessperson consistent with ordinary commercial practice, taking into account the magnitude of the cost, risk or other consequences both to such party and to the other party or parties to this Agreement or such other agreement (and to the Affiliates of such parties), as the case may be, as if borne by such party, were such efforts not made. Best efforts do not require any party to propose or agree to any material change in the nature or composition of the Transferred Assets, or to undertake any action that is impractical or unduly burdensome. If efforts that are (or otherwise would be) best efforts require a party to incur any material out-of-pocket costs (other than any cost otherwise required to be incurred by such party), then (i) such party will provide the other party or parties to this Agreement or such other agreement, as the case may be, written notice of the character and a good faith estimate of the amount of such costs,
(ii) each notified party will promptly instruct the notifying party in writing whether or not such notified party desires that such costs be incurred at the expense of such notified party, (iii) if the notified party or parties so instruct(s), the notifying party will undertake such efforts and the notified party or parties will reimburse such party for such costs, and (iv) in the absence of instructions from a notified party to incur such costs, best efforts shall not require such costs.

               "Bid" means any written quotation, bid or proposal made by LM or any Transferor Subsidiary in connection with the Businesses that, if accepted or awarded, would lead to a Contract with the U.S. Government or any other Person for the design, manufacture and sale of products or the provision of services by the Businesses.

               "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated under such Act.

               "CF6 Products" means all products and associated spare parts manufactured, assembled, sold, distributed, overhauled, repaired or retrofitted by the Thrust Reverser Business pursuant to the 1993 Thrust Reverser Agreement.

               "Closing Date" means the date of the Closing as defined in the Exchange Agreement.

               "Closing Price of LM Common Stock" means the average closing price of LM Common Stock as traded on the New York Stock Exchange for the 10 consecutive trading days preceding the third Business Day prior to the Closing Date.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock.

               "Company Common Stock" means the common stock, par value $.01 per share, of the Company.

               "Company Preferred Stock" means preferred stock, par value $.01 per share, of the Company having the terms and preferences set forth in Attachment E.

               "Confidentiality Agreement" means the Confidentiality Agreement dated June 19, 1997 between GE and LM.

               "Consolidated Subsidiaries" means as to any Person each Subsidiary of such Person the financial statements of which would be consolidated with the financial statements of such Person in accordance with generally accepted accounting principles.

               "Contemplated Transactions" means the transactions contemplated by the Transaction Documents (including, without limitation, the Internal Restructuring).

               "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders, internal work orders (with respect to work by or for other LM businesses) and other instruments of any kind, whether written or oral, that relate primarily to the Businesses, other than any contracts, agreements or other arrangements or instruments of any kind relating to Tax.

               "Contribution Disclosure Schedule" means the Disclosure Schedule relating to this Agreement.

               "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any resulting Tax benefit and net of any refund or reimbursement of any portion of such amount, including, without limitation, reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such amounts as a cost under Government Contracts).

               "Economic Harm" means the loss of a revenue producing facility caused by an action of LM or any of its Subsidiaries prior to the Closing, provided, that the Company and each of its Affiliates at all times after the Closing take reasonable management actions to minimize such Economic Harm, and provided further, that the Company shall have at all times after the Closing honored LM's right to participate in any and all actions undertaken by the Company in connection with the events giving rise to such Economic Harm to the extent provided in Article 7 of this Agreement or Article 9 of the Exchange Agreement (with such amounts to be determined net of any resulting Tax benefit and net of any refund or reimbursement of any portion of such amounts, including, without limitation, reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such amounts as a cost under Government Contracts).

               "Environmental Laws" means any and all past, present or future (except where otherwise noted) federal, state, local and foreign statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or any other restrictions relating to human health, safety, the environment or to emissions, discharges or releases of or exposures to pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, "Environmental Laws" include: (i) The
Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.;
(ii) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. Section 4611 and 42 U.S.C. Section 9601 et seq. ("CERCLA"); (iii) The Superfund Amendment and Reauthorization Act of
1984; (iv) The Clean Air Act, 42 U.S.C. Section 7401 et seq.; (v)
The Ctolean Water Act, 33 U.S.C. Section 1251 et seq.; (vi) The Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and (vii) the Occupational Safety and Health Act of 1970, 29 U.S.C.A. Section 651, and all rules, regulations, standards, requirements, orders, guidance and permits promulgated thereunder.

               "Environmental Liabilities" means all liabilities to the extent arising in connection with or in any way relating to the Businesses or LM's or its Affiliates' use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to Environmental Laws including, without limitation, (i) Remedial Actions,
(ii) personal injury, wrongful death, economic loss or property damage claims, (iii) claims for natural resource damages, (iv) violations of law or
(v) any other cost, loss or damage with respect thereto.

               "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Authority relating to or required by Environmental Laws and affecting, or relating in any way to, the Businesses.

               "Equity Securities" means the 5,022,380 shares of common stock, par value $1.00 per share, of Globalstar, beneficially owned by LM as of the date hereof, and any other securities or consideration which the holder thereof receives or is entitled to receive as a result of any dividend, distribution, subdivision, split, combination, consolidation, merger, reclassification or other similar transaction, it being understood that the term Equity Securities shall not include any other shares of such common stock held by LM or any of its Affiliates as security for the obligations of Loral Space & Communications, Ltd.

               "Estimate of Access Graphics Closing Net Worth" means a good faith estimate of LM of the excess of (i) the book value of the Transferred Assets of the Access Graphics Business over (ii) the amount of the Assumed Liabilities of the Access Graphics Business, in each case as of the Closing Date.

               "Estimate of Thrust Reverser Closing Net Worth" means a good faith estimate of LM of the excess of (i) the book value of the Transferred Assets of the Thrust Reverser Business over (ii) the amount of the Assumed Liabilities of the Thrust Reverser Business, in each case as of the Closing Date.

               "Excluded Assets" means:

               (a) all original books and records that LM or any of its Affiliates is required to retain pursuant to any Applicable Law (in which case copies of such books and records shall be provided to the Company), or that contain information relating to any business or activity of LM or any of its Affiliates not forming a part of, or any employee of LM or any of its Affiliates not primarily employed in connection with, the Businesses or the Transferred Assets;

              (b) any rights to receive refunds with respect to any and all Taxes of LM or any of its Affiliates attributable to any Pre-Closing Tax Period, including, without limitation, interest payable with respect thereto;

              (c) all assets of LM and its Affiliates not used primarily in connection with the Businesses (other than the Equity Securities, the securities of the Access Graphics Foreign Subsidiaries and the LM Cash Contribution Amount);

              (d) all assets of LM or any of its Affiliates held or used in connection with the provision of services, or the sale of goods, to the Businesses;

              (e) the Baltimore Facility, including, without limitation, that portion of the land and buildings located at the Baltimore Facility that is used primarily in connection with the Thrust Reverser Business, which portion of such land and buildings shall be leased to the Company pursuant to the Baltimore Facility Lease as referred to in Section 4.11 of this Agreement;

              (f) all rights of LM under any of the Transaction Documents and the agreements and instruments delivered to LM by GE, the other GE Entities or the Company pursuant to any of the Transaction Documents; and

              (g) any assets of any Employee Plan or Benefit Arrangement retained by LM or any of its Affiliates pursuant to Exhibit IV.

              "Excluded Liabilities" means:

              (a) all debts, obligations, contracts and liabilities of LM or any of its Affiliates not arising primarily out of the conduct of the Businesses, except as otherwise specifically provided in the Transaction Documents;

              (b) all Indebtedness for Borrowed Money;

              (c) any liability or obligation relatin exclusively any Excluded Asset;

              (d) any liability whether presently in existence or arising after the date of this Agreement in respect of accounts payable to or allocated to LM or any Affiliate of LM, except for practices relating to (i) materials or services used in the businesses, (ii) costs advanced to or on behalf of the Businesses and (iii) allocations of corporate overhead costs;

              (e) Environmental Liabilities of the Thrust Reserver Business, other than any such Environmental Liabilities expressly assumed by the Company pursuant to the Baltimore Facility Lease;

              (f) all liabilities or obigations for all Taxes referred to in Section III.02(b);

              (g) any obligation or liability retained by LM or any of its Affiliates pursuant to Exhibit IV or relating to any employee of the Businesses who is not a Transferred Employee;

              (h) any liability or obligation whether presently in existence or arising after the date of this Agreement arising out of any criminal violation or alleged criminal violation of occurring or existing prior to the Closing, other than any of, relating to or in conection with any such liability or obligation;

              (i) any liability or obligation whether presently in existence or arising after the date of this Agreement relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by LM, any Transferor Subsidiary or any of their Affiliates in connection with the Contemplated Transactions;

              (j) the existing claim (and all liabilities and obligations related thereto) by Pratt & Whitney against LM (including liabilities under any settlement arrangement relating thereto) which relates to late deliveries of Fan Thrust Reversers for use in connection with PW4000-powered Airbus Industrie Model A330 aircraft;

              (k) any liability relating to periods prior to the 1998 calendar year arising as a result of any price adjustments under or related to Government Contracts;

              (l) any liability or obligation relating to or arising from the Lease Agreement among LM and EBC Enterprises AFC. Inc. dated September 9, 1997 relating to the property located at Suite 13, Atlanta Financial Center, 3333 Peachtree Road, N.E., Atlanta, GA 30326 and the Lease Agreement among LM and Overseas Partners
          (AFC), Inc. dated September 18, 1997 relating to the property located at Suite 150, Atlanta Financial Center, 3333 Peachtree Road, N.E., Atlanta, GA 30326, and any costs (whether previously incurred and not paid in full or incurred from and after the date of this Agreement) associated with the planned relocation of a portion of the Access Graphics Business to Atlanta; and

              (m) any liability whether in existence on the date of this Agreement or arising after such date in connection with the operations of the Businesses (prior to the Closing or after the Closing) to the extent that LM, any Subsidiary of LM or any of their Affiliates receives reimbursement for or payment of such liability under any insurance policy (subject to Section 4.05) or established reserves under any self-insurance or deductible programs.

              "Globalstar" means Globalstar Telecommunications Limited, a Bermuda corporation.

              "Globalstar Common Stock Closing Price" means the average closing price of the common stock of Globalstar, as traded on the Nasdaq National Market for the 10 consecutive trading days preceding the third Business Day prior to the Closing.

              "Globalstar S-3" means the Registration Statement on Form S-3 of Globalstar, No. 333-22063, containing a "Rights Offering Prospectus" and a "Warrant Share Offering Prospectus", as amended.

              "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

              "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, Bid or other arrangement of any kind in writing relating exclusively to the Businesses between LM or any Transferor Subsidiary and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government where LM is acting as subcontractor to the prime contractor on the Government Contract at issue or (iii) any subcontractor with respect to any contract described in clauses (i) or (ii) above.

              "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Indebtedness for Borrowed Money" means all obligations for borrowed money, including (a) any obligation owed for all or any part of the purchase price of property or other assets or for services or for the cost of property or other assets constructed or of improvements to such property or other assets, other than trade accounts payable included in liabilities and incurred in respect of property or services purchased in the ordinary course of business, (b) any capital lease obligation, (c) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit (other than obligations under standby letters of credit securing performance under Contracts or Bids), (d) any guarantee with respect to indebtedness for borrowed money (of the kind otherwise described in this definition) of another Person, (e) any factored or sold receivables and (f) negative cash and cash-in-transit; provided, that Financial Support Arrangements shall not constitute Indebtedness for Borrowed Money.

              "Intellectual Property Right" means patents, copyrights, trademarks, trade names, service marks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intellectual property (other than the LM Trademarks and Tradenames) and applications for the same owned by LM or the Transferor Subsidiaries on the Closing Date.

              "Inventory" means all items of inventory notwithstanding how classified in LM's or any Transferor Subsidiary's financial records, including all raw materials, work-in-process and finished goods.

              "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset.

              "LM Cash Contribution Amount" means $1,781,464,467 adjusted as follows: (i) if the Estimate of Thrust Reverser Closing Net Worth is less than the Thrust Reverser Initial Net Worth, increased by an amount equal to the amount of such difference, (ii) if the Estimate of Thrust Reverser Closing Net Worth is greater than the Thrust Reverser Initial Net Worth, decreased by an amount equal to the amount of such difference, (iii) if the Estimate of Access Graphics Closing Net Worth is less than the Access Graphics Initial Net Worth, increased by an amount equal to the amount of such difference, (iv) if the Estimate of Access Graphics Closing Net Worth is greater than the Access Graphics Initial Net Worth, decreased by an amount equal to the amount of such difference, (v) if the LM Common Stock Closing Price is greater than $102.7625, increased by an amount equal to (A) the Aggregate Shares of LM Common Stock multiplied by (B) the difference between the LM Common Stock Closing Price and $102.7625 multiplied by (C) 0.937, (vi) if the LM Common Stock Closing Price is less than $102.7625, decreased by an amount equal to
(A) the Aggregate Shares of LM Common Stock multiplied by (B) the difference between $102.7625 and the LM Common Stock Closing Price multiplied by (C) 0.937, (vii) if the Globalstar Common Stock Closing Price is greater than $52.1565, decreased by an amount equal to (A) the difference between the Globalstar Common Stock Closing Price and $52.1565 multiplied by (B) the Aggregate Shares of Globalstar Common Stock multiplied by (C) 0.96, and (viii) if the Globalstar Common Stock Closing Price is less than $52.1565, increased by an amount equal to (A) the difference between $52.1565 and the Globalstar Common Stock Closing Price multiplied by (B) the Aggregate Shares of Globalstar Common Stock multiplied by (C) 0.96, and (ix) increased by an amount equal to the LM Preferred Stock Adjustment Factor; provided, that if at any time during the period between the date of this Agreement and the Closing Date, any change in the outstanding shares of capital stock of LM or Globalstar shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the items in clauses (v) through (viii) shall be adjusted appropriately.

              "LM Common Stock" means the common stock, par value $1.00 per share, of LM.

              "LM Common Stock Closing Price" means the average closing price of LM Common Stock as traded on the New York Stock Exchange for the 10 consecutive trading days preceding the third Business Day prior to the Closing Date; provided, that (i) if such average closing price is greater than 110% of the LM Common Stock Reference Price, the LM Common Stock Closing Price shall be deemed to be a price equal to 1.1 multiplied by the LM Common Stock Reference Price and (ii) if such average closing price is less than 90% of the LM Common Stock Reference Price, the LM Common Stock Closing Price shall be deemed to be a price equal to 0.9 multiplied by the LM Common Stock Reference Price.

              "LM Common Stock Reference Price" means the average of (i) $102.7625, which is the average closing price of LM Common Stock as traded on the New York Stock Exchange for the 10 consecutive trading days ending on and including October 24, 1997, and (ii) the average closing price of LM Common Stock as traded on the New York Stock Exchange for the 10 consecutive trading days beginning on and including October 27, 1997.

              "LM Preferred Stock" means the Series A Convertible Preferred Stock, par value $1.00 per share, of LM.

              "LM Preferred Stock Adjustment Factor" means the product of
(i) $164,383.56 multiplied by (ii) the number of calendar days from but not including the date of the latest calendar quarter end to and including the earlier of (A) the Closing Date and (B) the date on which all or a portion of the LM Preferred Stock is converted into LM Common Stock; provided, that if less than all of the LM Preferred Stock is converted into LM Common Stock, the product shall be increased by an amount equal to (I) $164,383.56 multiplied by
(II) a fraction, the numerator of which is the number of shares of LM Preferred Stock outstanding after such portion of the LM Common stock has been converted into LM Common Stock and the denominator of which is 20,000,000, multiplied by
(III) the number of calendar days from but not including the date on which such portion of the LM Common Stock was converted into LM Common Stock to and including the Closing Date.

              "Loss" means, with respect to any Contract, the excess, if any, of the (x) sum of the projected direct costs to be incurred by LM and the Transferor Subsidiaries in the performance of such Contract and the projected selling, general and administrative costs to be allocated by LM and the Transferor Subsidiaries to the performance of such Contract over (y) total projected revenues to be derived from the performance of such Contract.

              "Loss Contract" means any Contract with respect to which, at the time of submission or acceptance (but only to the extent that LM has the right to withdraw such Contract at the time of acceptance), LM knew would result in a Loss at the mid-point conservatism.

              "Material Adverse Effect" means (i) with respect to the Businesses, an effect with respect to the Businesses or Transferred Assets, in either case, taken as a whole, that is of such seriousness and significance that a reasonable businessperson would not proceed with the Contemplated Transactions on the basis of the terms set forth in the Transaction Documents,
(ii) with respect to the Company, an effect with respect to the assets or businesses of the Company, in either case, taken as a whole, that is of such seriousness and significance that a reasonable businessperson would not proceed with the Contemplated Transactions on the basis of the terms set forth in the Transaction Documents or (iii) with respect to GE or the GE Entities, an effect with respect to the assets or business of GE or the GE Entities, in either case taken as a whole, that is of such seriousness and significance that a reasonable businessperson would not proceed with the Contemplated Transactions on the basis of the terms set forth in the Transaction Documents.

              "Nacelle Major Components" means all products and associated spare parts manufactured, assembled, sold, distributed, overhauled, repaired or retrofitted by the Thrust Reverser Business (or by the Company after the Closing) pursuant to the P&W Agreement.

              "1993 Thrust Reverser Agreement" means the Thrust Reverser Agreement dated as of November 1, 1993 between GE and Martin Marietta Corporation (the predecessor of LM), as amended.

              "Northrop Grumman Commercial Thrust Reverser Business" means Northrop Grumman's commercial aircraft division's nacelle systems business producing nacelle systems for business jet engines and thrust reverser components for high-bypass engines as currently conducted at Northrop
Grumman's Stuart, Florida and Milledgeville, Georgia facilities, but excluding any contracts for any products (including thrust reversers and components) with The Boeing Company.

              "P&W Agreement" means the Growth PW4000 Nacelle Participation Agreement between United Technologies Corporation Pratt & Whitney Group Commercial Engine Business and Martin Marietta Corporation dated as of July 25, 1990, as amended.

              "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

              "Personal and Property Claims" means all liabilities and claims arising from or relating to an event resulting in or giving rise to any personal injury or death, and any property damage or loss resulting from such event or any other event involving a commercial aircraft while in service, where such event is attributable to (i) the material or workmanship of any Product (A) completely manufactured or assembled, (B) completely overhauled, repaired or retrofitted, or (C) sold or provided as a replacement (other than sourced parts sold or distributed as spare parts), in each case prior to the Closing, or (ii) the design (as the same exists at the Closing) of any Nacelle Major Component manufactured, assembled, sold or provided as a replacement, and as the same may be or have been overhauled, repaired or retrofitted (it being understood that the Person performing any overhaul, repair or retrofit shall be responsible for liabilities and claims attributable to its own defective workmanship or its use of defective materials in connection therewith), if such Product was completely manufactured, assembled, sold or provided as a replacement prior to the Closing or during the two-year period following the Closing.

              "Product Damages" means (i) in the case of any Product Matter described in clause (i) of Section 7.06(b) of the Contribution Agreement or
Section 9.06(b) of the Exchange Agreement, Damages determined without regard to any refund or reimbursement of any amount by way of insurance and (ii) in the case of any Product Matter described in clause (ii) of Section 7.06(b) of the Contribution Agreement or Section 9.06(b) of the Exchange Agreement, Damages.

              "Product Liability Claims" means all liabilities and claims (other than Personal and Property Claims) arising (i) directly under the terms and conditions of the Contracts relating to the Products, (ii) indirectly as a result of the failure, if any, to disclaim warranties arising under Applicable Law or (iii) notwithstanding the contractual terms, as a result of the imposition of warranties under Applicable Law or other obligations arising as a matter of Applicable Law (in each of clause (i) through (iii), taking into account the terms and conditions of such Contracts in effect as of the Closing), in each case, attributable to (A) the material or workmanship of any Product (I) completely manufactured or assembled, (II) completely overhauled, repaired or retrofitted, or (III) sold or provided as a replacement (other than sourced parts sold or distributed as spare parts), in each case prior to Closing, or (B) the design (as the same exists at the Closing) of any Nacelle Major Component manufactured, assembled, sold or provided as a replacement, and as the same may be or have been overhauled, repaired or retrofitted (it being understood that the Person performing any overhaul, repair or retrofit shall be responsible for liabilities and claims attributable to its own defective workmanship or its use of defective materials in connection therewith), if such Product was completely manufactured, assembled, sold or provided as a replacement prior to the Closing or during the one-year period following the Closing.

              "Products" means CF6 Products, Nacelle Major Components and products designated by GE before the Closing in accordance with Section 9.06(e) of the Exchange Agreement, if any.

              "Remedial Action(s)" means the investigation, removal, clean-up or remediation of contamination, environmental degradation or damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including, without limitation, investigations, response and remedial actions under CERCLA, corrective action under the Resource Conservation and Recovery Act, 42 U.S.C. sections 3004(u), 3004(v), 3008(h) and 7003, and cleanup requirements under similar Environmental Laws.

              "Representatives" means with respect to any Person, the officers, directors, employees, accountants, counsel, consultants, advisors and agents of such Person.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

              "Tax Allocation Agreement" means the Tax Allocation Agreement dated as of October 31, 1997 among each of the GE Entities, LM and the Company.

              "Tax Assurance Agreement" means the Tax Assurance Agreement between LM and the Company, substantially in the form of Attachment F.

              "Thrust Reverser Business" means the business that LM conducts through the division of LM commonly referred to as Middle River Aerostructures at the Baltimore Facility that (i) (A) manufactures, sells and distributes
CF6 Products and Nacelle Major Components and associated spare parts, (B) manufactures aerostructure detail parts for various customers, including among others, The Boeing Company, Bell Helicopter and Affiliates of LM and (C) operates aircraft maintenance centers that overhaul CF6 Products and TF-39 thrust reversers, (ii) but excluding the VLS Business and the other LM affiliated entities co-located at the Baltimore Facility, namely, the Lockheed Martin Federal Credit Union, Lockheed Martin Enterprise Information Systems, LMC Properties, Inc. and Lockheed Martin Unmanned Systems Division.

              "Thrust Reverser Closing Net Worth" means the excess of (i) the book value of the Transferred Assets of the Thrust Reverser Business over
(ii) the amount of the Assumed Liabilities of the Thrust Reverser Business, in each case as shown on the Thrust Reverser Closing Balance Sheet.

              "Thrust Reverser Initial Net Worth" means the excess of (i) the book value of the Transferred Assets of the Thrust Reverser Business over
(ii) the amount of the Assumed Liabilities of the Thrust Reverser Business, in each case as shown on the Thrust Reverser Balance Sheet.

              "to the best of the knowledge of LM" (or any similar phrase) means, except as otherwise explicitly provided, to the best of the knowledge of the individuals whose names are set forth on Section I.01 of the Contribution Disclosure Schedule.

              "Transaction Accounting Principles" means generally accepted accounting principles consistently applied, taking into account (i) the accounting policies within generally accepted accounting principles and (ii) the exceptions to generally accepted accounting principles, in each case, accompanying the Balance Sheets attached as Attachment G.

              "Transaction Documents" means this Agreement, the Exchange Agreement, the Intellectual Property License, the Transitional Services Agreement, the Technical Consulting Agreement, the Baltimore Facility Lease, the Tax Assurance Agreement and the Tax Allocation Agreement.

              "Transferor Subsidiaries" means any Subsidiary or Affiliate of LM that owns, leases or is otherwise in possession of any of the Transferred Assets or is liable or obligated in respect of any of the Assumed Liabilities, and prior to the Closing, unless the context requires otherwise, the Company; provided, that for purposes of Exhibit II of this Agreement and Exhibit I of the Exchange Agreement, the Transferor Subsidiaries shall not include the Access Graphics Foreign Subsidiaries.

              "Transferred Assets" means all of the assets, properties, rights, licenses, Permits, Contracts, Bids, causes of action and business of every kind and description as the same shall exist on the Closing Date, wherever located, real, personal or mixed, tangible or intangible, owned by, leased by or in the possession of LM or any Transferor Subsidiary, whether or not reflected in the books and records thereof, and held or used primarily in the conduct of the Businesses as the same shall exist on the Closing Date, including but not limited to all assets reflected on the Balance Sheets and not disposed of in the ordinary course of business or as permitted or contemplated by the Transaction Documents, and all assets of the Businesses acquired by LM or any Transferor Subsidiary, on or prior to the Closing Date and not disposed of as permitted or contemplated by the Transaction Documents, and including, without limitation, all right, title and interest of LM, any Transferor Subsidiary or any of their Affiliates in, to and under:

                        (a) all real property and leases, whether capitalized or operating, of, and other interests in, real property, owned by LM, any Transferor Subsidiary or any of their Affiliates that are used primarily in the Businesses, in each case together with all buildings, fixtures, easements, rights of way, and improvements thereon and appurtenances thereto, but excluding the Baltimore Facility;

                        (b) all personal property and interests therein, including machinery, equipment, furniture, office equipment, software (to the extent transferable), communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible personal property (and interests in any of the foregoing) owned by LM, any Transferor Subsidiary or any of their Affiliates that are used primarily in connection with the Businesses;

                        (c) all raw materials, work-in-process, finished goods, supplies and other inventories that are owned by LM, any Transferor Subsidiary or any of their Affiliates and held for sale, use or consumption primarily in the Businesses;

                        (d) all Contracts (including, without limitation, the 1993 Thrust Reverser Agreement and all implementing agreements relating thereto) and the Warrant Acceleration and Registration Rights Agreement;

                        (e) all Bids (with any Contracts awarded to LM, any Transferor Subsidiary or any of their Affiliates on or before the Closing Date in respect of such Bids to be deemed Contracts);

                        (f) all accounts, notes and other receivables (including, without limitation, intercompany receivables relating to commercial goods and services), together with any unpaid interest or fees accrued on such accounts, notes and other receivables or other amounts due with respect to such accounts, notes and other receivables, of LM, any Transferor Subsidiary or any of their Affiliates that relate primarily to the Businesses, and any security or collateral for any of the foregoing;

                        (g) all expenses that have been prepaid by LM, any Transferor Subsidiary or any of their Affiliates to the extent relating primarily to the operation of the Businesses, including but not limited to ad valorem taxes, lease and rental payments;

                        (h) (i) working capital held in the form of cash in an amount of $21,300,000 reflected on the Access Graphics Balance Sheet and all cash and cash equivalents of LM and any Transferor Subsidiary arising out of or relating to the operation of the Businesses after the Balance Sheet Date, including all petty cash located at the operating facilities of the Businesses, and (ii) cash on the Balance Sheets in an amount equal to the amount to be transferred by LM pursuant to Section IV.10(e) of
          Exhibit IV relating to the Forfeited Options;

                        (i) all assets transferred from the Spinoff Plans to the Successor Plans pursuant to Exhibit IV;

                        (j) all of LM's, any Transferor Subsidiary's or any of their Affiliates' rights, claims, credits, causes of action or rights of set-off against third parties relating primarily to the Businesses or the Transferred Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

                        (k) all Intellectual Property Rights administered by and used primarily in the Businesses;

                        (l) all transferable Permits owned by, or granted to, or held or used by LM, any Transferor Subsidiary or any of their Affiliates and primarily affecting the Businesses;

                        (m) all business books, records, files and papers, whether in hard copy or computer format, of LM, any Transferor Subsidiary or any of their Affiliates, used primarily in the Businesses, including, without limitation, bank account records, books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present and former employees, documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating to the conduct of the Businesses at any time prior to the Closing;

                        (n) LM's, any Transferor Subsidiary's or any of their Affiliates' interests in partnerships and joint ventures where such ownership relates primarily to the Businesses or the Transferred Assets;

                        (o) all goodwill primarily associated with the Businesses or the Transferred Assets, together with the right to represent to third parties that the Company is the successor to the Businesses;

                        (p) all of the issued and outstanding capital stock of the Access Graphics Foreign Subsidiaries; and

                        (q) the Equity Securities;

provided, that in no event shall Transferred Assets include any Excluded
Asset.

               "U.S. Government" means the United States Government and all agencies, instrumentalities and departments of the United States Government.

               "VLS Business" means the business conducted by the division of LM commonly referred to as Vertical Launching Systems or Naval Launching Systems which is responsible for the design, development and production of the MK41Vertical Launching Systems, a shipboard fixed, vertical multi-missile storage and firing system ("VLS"), as well as new missile integration and life cycle support under contracts with the U.S. Navy and eight international navies. Management reporting for VLS moved to Lockheed Martin Electronics Sector under Government Electronics Systems in Moorestown, New Jersey in January 1997, however, program management, engineering and production operations are co-located with the Thrust Reverser Business at the Baltimore Facility.

               "Warrant Acceleration and Registration Rights Agreement" means the Warrant Acceleration and Registration Rights Agreement dated as of February 12, 1997 among Globalstar Telecommunications Limited, Globalstar, L.P., Loral/Qualcomm Satellite Services, L.P., Loral Space & Communications Ltd., Space Systems/Loral, Inc., Lockheed Martin Tactical Systems, Inc., QUALCOMM China, Inc. and DASA Globalstar Limited Partner, Inc.

               (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                     Section
---------                                                -------

Access Graphics Balance Sheet                             2.05(b)
Access Graphics Closing Balance Sheet                     2.05(b)(ii)
Accounting Referee                                        2.05(d)
Aerospace Plan                                            IV.02(l)
Affiliate Plan                                            IV.01
Anniversary Date                                          IV.10(e)
Balance Sheets                                            II.07(a)
Balance Sheet Date                                        II.07(a)
Baltimore Facility Lease                                  4.11
Benefit Arrangement                                       IV.01
Business                                                  preamble
Businesses                                                preamble
Cash Contribution                                         2.02
CBSI                                                      preamble
Civil Claim                                               7.04(b)
Closing                                                   2.04
Closing Balance Sheets                                    2.05(b)
Code                                                      III.01
Company                                                   preamble
Company Entities                                          III.01
Company Savings Plans                                     IV.07(a)
Competing Business                                        4.10(a)
Contribution and Assumption                               2.01(a)(ii)
Contribution Closing                                      2.04
Criminal Claim                                            7.04(b)
Direct Rollover                                           IV.07(a)
Disagreement                                              IV.06(i)
Employee Plan                                             IV.01
Employee Plan Documentation                               IV.02(a)
Encumbrances                                              II.09(b)
Environmental Insurance Claims                            4.05(b)
ERISA                                                     IV.01
Excess Amount                                             7.03(a)
Exchange                                                  preamble
Exchange Agreement                                        preamble
Final Determination                                       III.01
Final Pension Transfer Amount                             IV.06(b)
Financial Support Arrangements                            4.15(a)
Forfeited Options                                         IV.10(e)
GE                                                        preamble
GE Entities                                               preamble
GEGS                                                      preamble
GEII                                                      preamble
Government Bid                                            II.17(a)
Government Claim                                          IV.06(i)
Indemnified Parties                                       7.04(a)
Indemnifying Parties                                      7.04(a)
Initial Pension Transfer Amount                           IV.06(b)
Intellectual Property License                             2.08(a)
Internal Restructuring                                    III.01
LM                                                        preamble
LM Assumptions                                            IV.06(b)
LM Savings Plan                                           IV.07(a)
Matter                                                    7.03(b)
Northrop Grumman                                          4.07(b)
Northrop Grumman Option                                   4.07(b)
Northrop Grumman Purchase Price                           4.07(b)
Option Period                                             4.07(b)
Payment                                                   IV.10(e)
PBO                                                       IV.06(b)(i)
Permits                                                   II.13
Permitted Liens                                           II.09(b)
Post-Closing Tax Period                                   III.01
Pre-Closing Tax Period                                    III.01
Product Matter                                            7.06(b)
Product Matter Excess Amount                              7.06(a)
Product Matter Indemnity Notice                           7.06(c)
Release Date                                              4.15(a)
Remaining Recovery                                        4.05(b)(ii)
Required Consents                                         II.06
RIP I                                                     IV.02(b)
RIP II                                                    IV.02(l)
Spinoff Plans                                             IV.06(a)
Successor Plan                                            IV.06(a)
Sun                                                       4.08
Sun Master Reseller Agreement                             4.08
Surviving Representation or Covenant                      7.01
Tax                                                       III.01
Taxpayer                                                  III.05(a)
Technical Consulting Agreement                            4.07(a)
Third Party Claims                                        7.04(a)
Third Party Referee                                       7.04(b)
Thrust Reverser Balance Sheet                             II.07(a)
Thrust Reverser Closing Balance Sheet                     2.05(b)(i)
Transferred Employees                                     IV.01
Transitional Services Agreement                           4.06
Trustees                                                  IV.06(b)
WARN                                                      IV.03(b)


                                                                    EXHIBIT II


                     Representations and Warranties of LM


               LM hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date that:

               II.01. Corporate Existence and Power. Each of LM and each Transferor Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other similar powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the Businesses as now conducted, except where the failure to have such licenses, authorizations, consents and approvals has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses. Each of LM and each Transferor Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on the Businesses as now conducted, except where the failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses.

               II.02. Corporate Authorization. Except as otherwise disclosed to the Company prior to the date of this Agreement, the execution, delivery and performance by LM and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions are within its corporate or other similar powers and have been (or, in the case of the Transferor Subsidiaries, by the Closing, will be) duly authorized by all necessary corporate action on the part of LM and such Transferor Subsidiary. Each Transaction Document to which LM or any Transferor
Subsidiary is a party constitutes a legal, valid and binding agreement of LM or such Transferor Subsidiary, enforceable against LM or such Transferor Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). There is no vote or other approval of any stockholders of LM required to permit consummation of the Contemplated Transactions.

               II.03. Governmental Authorization. (a) Except as set forth in Section II.03 of the Contribution Disclosure Schedule, the execution, delivery and performance by LM and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions require no action by or in respect of, or consent or approval of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable foreign antitrust regulatory approvals; (iii) compliance with any applicable requirements of the Securities Exchange Act; (iv) compliance with any applicable requirements of any relevant state environmental laws; (v) any necessary approvals of the U.S. Government, including, without limitation, the Department of Defense, the United States Air Force or any agencies, departments or instrumentalities thereof; and (vi) any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

               (b) To LM's knowledge, there are no facts relating to the identity or circumstances of LM or any of its Affiliates, that would prevent or materially delay obtaining any of the consents referred to above in Section II.03(a), it being understood that LM has been, and currently is, involved in a number of disputes with the U.S. Government.

               II.04. Noncontravention. Except as set forth in Section II.04 of the Contribution Disclosure Schedule, the execution, delivery and performance by LM and each Transferor Subsidiary of the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and will not (i) violate the certificate of incorporation or bylaws or other organizational documents of LM or such Transferor Subsidiary, (ii) assuming compliance with the matters referred to in Section II.03, violate any Applicable Law, (iii) assuming the obtaining of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of LM or such Transferor Subsidiaries or any Access Graphics Foreign Subsidiary or to a loss of any benefit relating primarily to the Businesses to which LM or such Transferor Subsidiary or any Access Graphics Foreign Subsidiary is entitled under, any provision of any agreement, contract or other instrument binding upon LM or such Transferor Subsidiary or any Access Graphics Foreign Subsidiary and relating primarily to the Businesses or by which any of the Transferred Assets is or may be bound or any license, franchise, permit or similar authorization held by LM or such Transferor Subsidiary or any Access Graphics Foreign Subsidiary relating primarily to the Businesses or (iv) result in the creation or imposition of any Lien on any Transferred Asset, other than Permitted Liens, except for such violation referred to in clause
(ii), default, termination, cancellation, acceleration or loss referred to in clause (iii) or creation or imposition of any Lien on any Transferred Asset referred to in clause (iv), that could not reasonably be expected to have a Material Adverse Effect on the Businesses.

               II.05. Ownership of the Equity Securities. LM is the beneficial and record owner of the Equity Securities and, except as set forth in Section II.05 of the Contribution Disclosure Schedule, LM owns such securities free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, transfer, sell or otherwise dispose of such securities, other than limitations on offers and sales under foreign, federal and state securities laws). Section II.05 of the Contribution Disclosure Schedule sets forth a true and complete list of the Access Graphics Foreign Subsidiaries, all of the issued and outstanding capital stock of which is owned, directly or indirectly, by Access Graphics. Upon consummation of the Contemplated Transactions, the Company shall be the owner of the Equity Securities and all of the issued and outstanding capital stock of each of the Access Graphics Foreign Subsidiaries, in each case, free and clear of all Liens, preemptive or similar rights or any other limitation or restriction (other than limitations on offers and sales under foreign, federal and state securities laws). LM has registration rights under the Warrant Acceleration and Registration Rights Agreement with respect to the Equity Securities.

               II.06. Consents. Section II.06 of the Contribution Disclosure Schedule sets forth each material agreement, contract or other instrument binding upon LM, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary or any Permit requiring a consent or other action by any Person as a result of the execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions (the "Required Consents"), except for such consents or actions which, if not received or taken by the Closing, would not, individually or in the aggregate, have a Material Adverse Effect on the Businesses.

               II.07. Financial Statements. The unaudited pro forma balance sheets as of June 29, 1997, in the case of the Thrust Reverser Business, and June 30, 1997, in the case of the Access Graphics Business (each such date for the relevant Business, the "Balance Sheet Date") for each of the Thrust Reverser Business (the "Thrust Reverser Balance Sheet") and the Access Graphics Business (the "Access Graphics Balance Sheet" and, together with the Thrust Reverser Balance Sheet, the "Balance Sheets"), and the related statements of income for the six months then ended present fairly, in all material respects, in conformity with the Transaction Accounting Principles, the financial position of the Transferred Assets and Assumed Liabilities of each of the Thrust Reverser Business and the Access Graphics Business, as the case may be, as of the date thereof and their respective results of operation for the period then ended (subject to normal year-end adjustments). True and correct copies of the Balance Sheets are set forth in Attachment G to this Agreement.

               II.08. Absence of Certain Changes. Since the Balance Sheet Date and except as set forth in Section II.08 of the Contribution Disclosure Schedule, the Businesses have been conducted in all material respects in the ordinary course consistent with past practices and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Businesses, other than those resulting from changes, whether actual or prospective, in general conditions applicable to the industries in which the Businesses are involved or general economic conditions;

               (b) any incurrence, assumption or guarantee by LM or any Transferor Subsidiary of any Indebtedness for Borrowed Money that is an Assumed Liability and that is material to the Businesses taken as a whole, other than in the ordinary course of business;

               (c) any damage, destruction or other casualty loss affecting the Businesses or any Transferred Asset that has had a Material Adverse Effect on the Businesses;

               (d) any transaction or commitment made, or any Contract entered into by LM or any Transferor Subsidiary relating primarily to the Businesses or any Transferred Asset (including the acquisition or disposition of any assets) or any relinquishment by LM or any Transferor Subsidiary of any contract or other right relating primarily to the Businesses, in either case, material to the Businesses taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and the Contemplated Transactions; or

               (e) except as permitted under Section 4.03, any distribution or transfer of any assets of any Business (by dividend, intercompany or intracompany loan or otherwise, other than by intercompany or intracompany loan that is consistent with past cash management practices) to LM or any Affiliate of LM (other than in the ordinary course consistent with past practices for payments to or allocated to LM or any Affiliate of LM relating to (i) materials or services used in the Businesses, (ii) costs advanced to or on behalf of the Businesses or (iii) allocations of corporate overhead costs).

               II.09.  Sufficiency of and Title to the Transferred Assets.
(a) The Transferred Assets, together with the rights and services to be provided to the Company pursuant to the Intellectual Property License, the Transitional Services Agreement, the Technical Consulting Agreement and the Baltimore Facility Lease, constitute and on the Closing Date will constitute, all of the assets and services that are necessary to permit the operation of the Businesses in substantially the same manner as such operations have heretofore been conducted.

               (b) Upon consummation of the Contemplated Transactions, the Company will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Transferred Assets that are necessary to permit the operation of the Businesses in substantially the same manner as operations have heretofore been conducted, free and clear of all Liens, except for (i) Liens, title defects, easements, restrictions and invalidities of leasehold interests (collectively, "Encumbrances") that have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses, (ii) Liens for taxes not yet due or being contested in good faith,
(iii) Encumbrances in favor of the U.S. Government arising in the ordinary course of business, (iv) rights and licenses granted to others in Intellectual Property Rights and (v) Encumbrances disclosed in Section II.09 of the Contribution Disclosure Schedule or on the Balance Sheets. Liens and Encumbrances included or referred to in clauses (i) through (v) of this
Section II.09(b) are herein referred to as "Permitted Liens".

               II.10. No Undisclosed Material Liabilities. There are no liabilities of LM or any Transferor Subsidiary relating to the Businesses that constitute Assumed Liabilities or liabilities of any Access Graphics Foreign Subsidiary, in each case, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than:

               (a) liabilities disclosed or provided for in the Balance
Sheets;

               (b) liabilities (i) disclosed in Section II.10 of the Contribution Disclosure Schedule, (ii) related to any Contract disclosed in the Contribution Disclosure Schedule or (iii) related to any Employee Plan or Benefit Arrangement disclosed in Section IV.02 of the Contribution Disclosure Schedule;

               (c)  Environmental Liabilities;

               (d) liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with past practices and not in violation of this Agreement or the Exchange Agreement which in the aggregate have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses; and

               (e) liabilities other than those referred to in the foregoing clauses (a)-(d) that have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses.

               II.11. Litigation; Contract-Related Matters. (a) Except as set forth in Section II.11 of the Contribution Disclosure Schedule or referred to in the Balance Sheets, there is no action, suit, investigation or proceeding (except for actions, suits or proceedings referred to in Section II.11(b)) pending against, or to the best of the knowledge of LM, threatened against or affecting, the Businesses or any Transferred Asset before any Governmental Authority as to which there is a substantial likelihood of a determination or resolution adverse to the Businesses and which, if so adversely determined or resolved, may reasonably be expected to have a Material Adverse Effect on the Businesses or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.

               (b) Except as set forth in Section II.11 of the Contribution Disclosure Schedule or referred to in the Balance Sheets, there is no action, suit, investigation or proceeding relating to any Government Contract or Bid, or relating to any proposed suspension or debarment of LM or any Transferor Subsidiary or any of their employees, pending against, or to the best of the knowledge of LM, threatened against or affecting, the Businesses or any Transferred Asset before any Governmental Authority as to which there is a substantial likelihood of a determination or resolution adverse to the Businesses and which, if so adversely determined or resolved, may reasonably be expected to have a Material Adverse Effect on the Businesses.

               II.12. Material Contracts and Bids; Backlog. (a) Except as set forth in Section II.12 of the Contribution Disclosure Schedule and except for inaccuracies in the following clauses (i) and (ii) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Businesses, all Government Contracts and Bids with a backlog value in excess of $10,000,000 in the case of fixed price Government Contracts (and Bids for such Contracts) and $10,000,000 in the case of "cost plus" Government Contracts (and Bids for such Contracts)
(i) are being performed or were submitted, as the case may be, in the ordinary course of business and (ii) are or would be, as the case may be, capable of performance in accordance with their terms without loss (determined in accordance with LM's accounting principles consistently applied), if LM retained the Transferred Assets and made all currently planned expenditures therefor.

               (b) Except as set forth in Section II.12 of the Contribution Disclosure Schedule, all cost or pricing data submitted or certified in connection with Bids and Government Contracts are current, accurate and complete in accordance with the Truth in Negotiation Act, as amended, and the rules and regulations thereunder, except any failures to be current, accurate and complete which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Businesses. The total funded backlog of the Businesses in respect of awarded Government Contracts as of September 30, 1997 was in excess of $14,000,000.

               (c) Except as set forth in Section II.12 of the Contribution Disclosure Schedule, each Government Contract and each other material Contract relating to the Businesses is a legal, valid and binding obligation of LM or a Transferor Subsidiary and, to the best of the knowledge of LM, each other party to such Contract, enforceable against LM or such Transferor Subsidiary and, to the best of the knowledge of LM, each such other party in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and neither LM nor such Transferor Subsidiary nor, to the best of the knowledge of LM, any other party to such Contract is in material default or has failed to perform any material obligation under such Contract, and there does not exist any event, condition or omission which would constitute a material breach or material default (whether by lapse of time or notice or both), except for any such default, failure or breach as has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses.

               II.13. Licenses and Permits. LM, the Transferor Subsidiaries and the Access Graphics Foreign Subsidiaries have all licenses, franchises, permits and other similar authorization affecting, or relating in any way to, the Businesses (the "Permits") required by law to be obtained by LM, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary to permit LM, any Transferor Subsidiary or any Access Graphics Foreign Subsidiary to conduct the Businesses in substantially the same manner as the Businesses have heretofore been conducted, except where the failure to obtain any such licenses, franchises, permits or authorizations could not reasonably be expected to have a Material Adverse Effect on the Businesses.

               II.14. Finders' Fees. Other than Goldman Sachs & Co. and Bear, Stearns & Co. Inc., whose fees will be paid by LM, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of LM or the Transferor Subsidiaries who might be entitled to any fee or commission from the Company in connection with the Contemplated Transactions.

               II.15.  Environmental Compliance.  (a) Except as set forth in
Section II.15 of the Contribution Disclosure Schedules or referred to in the Balance Sheets, there are no Environmental Liabilities (other than Excluded Liabilities) arising under Environmental Laws in effect and applicable to the Businesses or Transferred Assets as of the date of this Agreement that have had or may reasonably be expected to have a Material Adverse Effect on the Businesses.

               (b) Except as set forth in Section II.15 of the Contribution Disclosure Schedule, none of the Transferred Assets is located in New Jersey or Connecticut.

               II.16.  Compliance with Laws.  Except as set forth in Section
II.16 of the Contribution Disclosure Schedule, except for violations or infringements of Environmental Laws or Applicable Laws, orders, writs, injunctions or decrees relating to Contracts or Bids, and except for violations or infringements as have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses, the operation of the Businesses and condition of the Transferred Assets have not violated or infringed, and do not violate or infringe, in any material respect any material Applicable Law or any order, writ, injunction or decree of any Governmental Authority.

               II.17.  Government Contracts.  (a) Except as set forth in
Section II.17 of the Contribution Disclosure Schedule, and except for inaccuracies in the following as have not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses, with respect to each fixed price Government Contract with a backlog value in excess of $10,000,000, each "cost plus" Government Contract with a backlog value in exceeds of $10,000,000 and each Bid which, if accepted, would result in such a Government Contract (a "Government Bid") to which LM or any Transferor Subsidiary is a party with respect to the Businesses, (i) LM or any such Transferor Subsidiary has complied with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) LM or any Transferor Subsidiary has complied with all requirements of all material Applicable Laws or agreements pertaining to such Government Contract or Government Bid; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct as of their effective date, and LM or any Transferor Subsidiary has complied in all material respects with all such representations and certifications; (iv) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified LM or any Transferor Subsidiary that LM or any such Transferor Subsidiary has breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid where there is a substantial likelihood that the matter notified to LM or any such Transferor Subsidiary will be resolved in a manner adverse to LM or any such Transferor Subsidiary,
(v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid; (vi) to the best of the knowledge of LM, no cost incurred by LM or any Transferor Subsidiary pertaining to such Government Contract or Government Bid has been questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government where, with respect to any question, challenge or investigation, there is a substantial likelihood of a determination adverse to LM or any such Transferor Subsidiary; and (vii) to the best of the knowledge of LM, no money due to LM or any Transferor Subsidiary pertaining to such Government Contract or Government Bid has been (or has attempted to be) withheld or set off where there is a substantial likelihood that LM or any such Transferor Subsidiary will not ultimately be deemed to be entitled to such money.

               (b) Except as set forth in Section II.17 of the Contribution Disclosure Schedule: (i) to the best of the knowledge of LM, none of LM's or any Transferor Subsidiary's respective employees, consultants or agents is (or during the last year has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation by LM or any Transferor Subsidiary with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (ii) during the last year, LM or any Transferor Subsidiary has not conducted or initiated any internal investigation or, to the best of the knowledge of LM, had reason to conduct, initiate or report any internal investigation, or made a voluntary disclosure to the U.S. Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid. Neither LM nor any Transferor Subsidiary has any knowledge or reason to know of any irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

              (c) Except as set forth in Section II.17 of the Contribution Disclosure Schedule, or as has not had, and may not reasonably be expected to have, a Material Adverse Effect with respect to the Businesses, there exist
(i) no outstanding claims against LM or any Transferor Subsidiary, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid referred to in Section II.17(a) where there is a substantial likelihood of a determination adverse to LM or any such Transferor Subsidiary and (ii) no disputes between LM or any Transferor Subsidiary and the U.S. Government under the Contract Disputes Act or any other Federal statute or between LM or any Transferor Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or Government Bid where there is a substantial likelihood of a determination adverse to LM or any Transferor Subsidiary. LM has no knowledge or reason to know of any fact which could reasonably be expected to result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence.

               (d) Except as set forth in Section II.17 of the Contribution Disclosure Schedule, neither LM nor any Transferor Subsidiary (with respect to the Businesses), nor to the best of the knowledge of LM, any employees, consultants or agents of any of the Businesses, is (or during the last five years has been) suspended or debarred from doing business with the U.S. Government or is (or during such period was) the subject of a finding of a nonresponsibility or ineligibility for U.S. Government contracting. LM does not know or have any reason to know of any facts or circumstances that would warrant the suspension or debarment, or the finding of nonresponsibility or ineligibility, on the part of LM or any Transferor Subsidiary or any employees, consultants or agents of any of the Businesses.

               (e) Except as set forth in Section II.17 of the Contribution Disclosure Schedule, and except for any of the following as has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses, all material test and inspection results LM or any Transferor Subsidiary has provided to the U.S. Government pursuant to any Government Contract referred to in Section II.17(a) or to any other Person pursuant to any such Government Contract or as a part of the delivery to the U.S. Government pursuant to any such Government Contract of any article designed, engineered or manufactured in the Businesses were complete and correct in all material respects as of the date so provided. Except as set forth in Section
II.17 of the Contribution Disclosure Schedule, and except for any of the following as has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses, LM or any Transferor Subsidiary has provided all material test and inspection results to the U.S. Government pursuant to any such Government Contract as required by Applicable Law and the terms of the applicable Government Contracts.

               (f) Except for any of the following as has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses, no statement, representation or warranty made by LM or any Transferor Subsidiary in any Government Contract, any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. Government in connection with any Government Contract or Government Bid (i) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (ii) contains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of both clauses (i) and (ii) any untrue statement or failure to state a material fact that would not result in any material liability to the Businesses as a result of such untrue statement or failure to state a material fact.

               II.18. Intellectual Property. With respect to Intellectual Property Rights that constitute Transferred Assets, except as set forth in
Section II.18 of the Contribution Disclosure Schedule:

               (a) LM, the Transferor Subsidiaries or any Access Graphics Foreign Subsidiaries own, free and clear of all Liens other than Permitted Liens, all right, title and interest in such Intellectual Property Rights. To the best of the knowledge of LM, the use of such Intellectual Property Rights in connection with the operation of the Businesses as heretofore conducted does not conflict with, infringe upon or violate any patent, patent licenses, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes of any third person, firm or corporation, except for conflicts, infringements or violations that have not had and may not reasonably be expected to have a Material Adverse Effect on the Businesses;

               (b) LM, the Transferor Subsidiaries or any Access Graphics Foreign Subsidiaries have the right to use all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip design, mask works, trademarks, trade names, brandnames and copyrights which are used by the Businesses and which are necessary for the continued operation of the Businesses in substantially the same manner as its operations have heretofore been conducted except where the failure to have any such right has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses; and

               (c) Upon the consummation of the Closing, (A) the Company will be vested with all of LM's, the Transferor Subsidiaries' and the Access Graphics Foreign Subsidiaries' rights, title and interest in, and LM's and the Transferor Subsidiaries' and the Access Graphics Foreign Subsidiaries' rights and authority to use in connection with the Businesses, all of the Intellectual Property Rights that constitute Transferred Assets and (B) such Intellectual Property Rights together with the Intellectual Property Rights licensed to the Company in accordance with
Section 2.08 and any other interests in intellectual property transferred hereunder will collectively constitute such rights and interests in intellectual property which are necessary for the continued operation of the Businesses as a whole in substantially the same manner as its operations have heretofore been conducted except where any inaccuracy of clause (B) has not had, and may not reasonably be expected to have, a Material Adverse Effect on the Businesses.